UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12

PCTEL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, June 5, 2007
10:00 a.m.

To Our Stockholders:

The 2007 annual meeting of stockholders of PCTEL, Inc., a Delaware corporation, will be held on Tuesday, June 5, 2007 at 10:00 a.m. local time at our headquarters, located at 8725 West Higgins Road, Suite 400, Chicago, Illinois 60631 for the following purposes:

1. To elect two Class II directors whose terms will expire at the 2010 annual meeting of stockholders;

2. To approve the amendment and restatement of the 1998 Employee Stock Purchase Plan;

3. To approve the adoption of the Executive Compensation Plan; and

4. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007;

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on April 17, 2007 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to deliver your proxy by telephone or the Internet or to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has previously returned a proxy.

Sincerely,

Martin H. Singer
Chief Executive Officer and
Chairman of the Board of Directors

Chicago, Illinois
April 27, 2007

YOUR VOTE IS IMPORTANT.

PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE
BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

PROXY STATEMENT FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
QUESTIONS AND ANSWERS
SUMMARY OF PROPOSALS
PROPOSAL #1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
Directors Compensation for the Fiscal Year Ended December 31, 2006
PROPOSAL #2 APPROVAL OF THE 1998 EMPLOYEE STOCK PURCHASE PLAN AS AMENDED AND RESTATED
PROPOSAL #3 APPROVAL OF THE EXECUTIVE COMPENSATION PLAN
PROPOSAL #4 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
Summary of the 2006 Short Term Incentive Plan
Summary of the 2007 Short Term Incentive Plan
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION AND OTHER MATTERS
Summary Compensation Table for the Fiscal Year Ended December 31, 2006
Grants of Plan-Based Awards for the Fiscal Year Ended December 31, 2006
Outstanding Equity Awards at Fiscal Year End December 31, 2006
Option Exercises and Stock Vested at Fiscal Year End December 31, 2006
Nonqualified Deferred Compensation for the Fiscal Year Ended December 31, 2006(1)
Potential Payments Upon Termination or Change in Control as of December 31, 2006
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
OTHER MATTERS
APPENDIX A
APPENDIX B

PCTEL, INC.
8725 West Higgins Road, Suite 400
Chicago, Illinois 60631

PROXY STATEMENT FOR THE
2007 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

The board of directors of PCTEL, Inc. is soliciting proxies for the 2007 annual meeting of stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Our board of directors has set April 17, 2007 as the record date for the meeting. Stockholders of record at the close of business on April 17, 2007 are entitled to vote at and attend the meeting, with each share entitled to one vote. There were 22,422,009 shares of our common stock outstanding on the record date. On the record date, the closing price of our common stock on the Nasdaq Global Market was $10.82 per share.

This proxy statement is being mailed on or about April 27, 2007 to stockholders entitled to vote at the meeting.

In this proxy statement:

•	“We” and “PCTEL” mean PCTEL, Inc.

•	If you hold shares in “street name,” it means that your shares are held in an account at a brokerage firm and the stock certificates and record ownership are not in your name.

•	“NASD” means the National Association of Securities Dealers.

•	“SEC” means the Securities and Exchange Commission.

•	“Beneficial ownership” of stock is defined under various SEC rules in different ways for different purposes, but it generally means that, although you (or the person or entity in question) do not hold the shares of record in your name, you do have investment or voting control, and/or an economic or “pecuniary” interest, in the shares through an agreement, relationship or the like.

QUESTIONS AND ANSWERS

Q:	When and where is the stockholder meeting?

A:	Our annual meeting of stockholders is being held on Tuesday, June 5, 2007 at 10:00 a.m. at our headquarters, located at 8725 West Higgins Road, Suite 400, Chicago, Illinois 60631.

Q:	Why am I receiving this proxy statement and proxy card?

A:	You are receiving this proxy statement and the accompanying proxy card because you are the stockholder of record on the record date. This proxy statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision. The proxy card is used for voting.

Q:	What is the effect of signing and returning my proxy card?

A:	When you sign and return the proxy card, you appoint Martin H. Singer and John W. Schoen as your representatives at the meeting. Mr. Singer is our Chief Executive Officer and Chairman of the Board and Mr. Schoen is our Chief Financial Officer. Messrs. Singer and Schoen will vote your shares at the meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card or vote via the Internet or telephone in advance of the meeting just in case your plans change. You can vote in person at the meeting even if you have already sent in your proxy card.

If an issue comes up for a vote at the meeting that is not described in this proxy statement, Messrs. Singer and Schoen will vote your shares, under your proxy, in their discretion.

If you do not indicate on the proxy card how you want your votes cast, the proxy holders (as your representatives) will vote your shares FOR each of the proposals.

Q:	What am I voting on?

A:	You are being asked to vote on the following four proposals:

• the election of two Class II directors whose terms will expire at the 2010 annual meeting of stockholders;

• the approval of the amendment and restatement of the 1998 Employee Stock Purchase Plan;

• the approval of the adoption of the Executive Compensation Plan; and

• the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

Q:	How do I vote?

A:	There are four methods by which you may vote. Please see the detailed instructions provided on your proxy card for more information on each method.

• Place your vote by telephone;

• Place your vote via the Internet;

• Mail in your completed, signed and dated proxy card; or

• Vote in person by attending our annual meeting.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you have multiple accounts with the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all of your shares are voted.

Q:	What if I change my mind after I return my proxy card?

A:	You may revoke your proxy (that is, cancel it) and change your vote at any time prior to the voting at the annual meeting by providing written notice to our Corporate Secretary at the following address: 8725 West Higgins Road, Suite 400, Chicago, Illinois 60631, Attn: John W. Schoen.

You may also do this by:

• Signing another proxy card with a later date;

• Voting in person at the meeting; or

• Voting via the Internet or by telephone on a date after the date on your proxy card (your latest proxy is counted).

Q:	Will my shares be voted if I do not sign and return my proxy card?

A:	If your shares are held in street name, your brokerage firm may either vote your shares on “routine matters” (such as the election of directors and the ratification of the appointment of our independent registered public accounting firm) or leave your shares unvoted. Your brokerage firm may not vote on “non-routine matters” (such as the amendment and restatement of the 1998 Employee Stock Purchase Plan or the adoption of the Executive Compensation Plan), without specific instructions from you. Thus, because the proposals to be acted upon at the meeting include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that votes “FOR” routine matters, but expressly states that the broker is NOT voting on the non-routine matters.

Q:	How many votes may be cast at the meeting?

A:	As of the record date, 22,422,009 shares of common stock were outstanding. Each outstanding share of common stock entitles the holder of such share to one vote on all matters covered in this proxy statement. Therefore, there are a maximum of 22,422,009 votes that may be cast at the meeting.

Q:	What is a “quorum”?

A:	A “quorum” is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the meeting. The required quorum for the annual meeting is a majority of the shares outstanding on the record date. There must be a quorum present for the meeting to be held. All completed and signed proxy cards, Internet votes, telephone votes and votes cast by those stockholders who attend the annual meeting in person, whether representing a vote FOR, AGAINST, WITHHELD, ABSTAIN, or a broker non-vote, will be counted toward the quorum.

Q:	How are abstentions counted?

A:	If you return a proxy card that indicates an abstention from voting in all matters, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting.

Q:	What is a “broker non-vote?”

A:	Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients (who are the beneficial owners of the shares), brokers have the discretion to vote such shares on routine matters (such as the election of directors and the ratification of the appointment of our independent registered public accounting firm), but not on non-routine matters (such as the amendment and restatement of the 1998 Employee Stock Purchase Plan or the adoption of the Executive Compensation Plan) without specific instructions from their clients. The vote with respect to the non-routine matter in this case is referred to as a “broker non-vote.” Thus, because the proposals to be acted upon at the meeting include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that votes “FOR” routine matters, but expressly states that the broker is NOT voting on the non-routine matters. A broker non-vote may also occur with respect to routine matters if the broker expressly instructs on the proxy card that it is not voting on a certain matter.

Q:	How are broker non-votes counted?

A:	Broker non-votes are counted for the purpose of determining the presence or absence of a quorum, but are not counted for determining the number of votes cast for or against a proposal, whether such proposal is a routine or non-routine matter.

Q:	What is the required vote for each of the proposals to pass?

A:	• The two director nominees receiving the highest number of votes, in person or by proxy, will be elected as directors.

• For the proposal to amend and restate the 1998 Employee Stock Purchase Plan, the required vote is the affirmative (i.e., “FOR”) vote of a majority of the shares present, represented and voting at the annual meeting.

• For the proposal to approve the adoption of the Executive Compensation Plan, the required vote is the affirmative (i.e., “FOR”) vote of a majority of the shares present, represented and voting at the annual meeting.

• For the proposal to ratify the appointment of Grant Thornton LLP, our independent registered public accounting firm, the required vote is the affirmative (i.e. “FOR”) vote of a majority of the shares present, represented and voting at the annual meeting.

The votes cast on a particular proposal include votes FOR, AGAINST and ABSTAIN, but do not include broker non-votes.

Q:	Who is soliciting my vote?

A:	We are making this proxy solicitation and will bear the entire cost of it, including the preparation, assembly, printing and mailing of proxy materials. We may reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you. We expect our transfer agent, Wells Fargo Bank, N.A., to tabulate the proxies and to act as the inspector of the election. In addition to this solicitation by mail, proxies may be solicited by our directors, officers and other employees by telephone, the Internet or fax, in person or otherwise. None of these persons will receive any additional compensation for assisting in the solicitation.

We shall provide without charge to each stockholder solicited by these proxy solicitation materials a copy of our Annual Report on Form 10-K, together with the financial statements and financial statement schedules required to be filed with the Annual Report, upon written request sent to PCTEL, Inc., 8725 West Higgins Road, Suite 400, Chicago, Illinois 60631, Attn: John W. Schoen, Chief Financial Officer.

Deadline for Receipt of Stockholder Proposals and Nominations for 2008 Annual Meeting of Stockholders

Stockholders are entitled to present proposals for action and director nominations at the 2008 annual meeting of stockholders only if they comply with the applicable requirements of the proxy rules established by the Securities Exchange Commission and the applicable provisions of our bylaws. Stockholders must ensure that such proposals and nominations are received by our Corporate Secretary at the following address: 8725 West Higgins Road, Suite 400, Chicago, Illinois 60631, Attn: Corporate Secretary, on or prior to the deadline for receiving such proposals and nominations.

Proposals for the 2008 annual meeting of stockholders that are intended to be considered for inclusion in the proxy statement and form of proxy relating to such meeting must be received no later than December 28, 2007, and must comply with the procedures of Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) and the provisions of our bylaws.

If a stockholder intends to submit a proposal or director nomination for consideration at our 2008 annual meeting of stockholders outside the procedures of Rule 14a-8 under the Exchange Act, the stockholder must comply with the requirements of our bylaws and we are not required to include such proposal or nomination in the proxy statement and form of proxy relating to such meeting. Our bylaws contain an advance notice provision that requires stockholders to submit a written notice containing certain information not less than 120 days prior to the date of our proxy statement for the previous year’s annual meeting of stockholders. For purposes of the 2008 annual meeting of stockholders, this means that such proposals or nominations must also be received by December 28, 2007. A copy of the relevant bylaw provision is available upon written request to our Corporate Secretary at the address provided above.

The attached proxy card grants the proxy holders discretionary authority to vote on any business raised at the annual meeting. If you fail to comply with the advance notice provisions set forth above in submitting a proposal or nomination for the 2008 annual meeting of stockholders, the proxy holders will be allowed to use their discretionary voting authority if such proposal or nomination is raised at that meeting.

SUMMARY OF PROPOSALS

The board of directors has included four proposals on the agenda for our 2007 annual meeting of stockholders. The following is a brief summary of the matters to be considered and voted upon by our stockholders.

Election of Directors

We have a classified board of directors that currently consists of seven directors. Each director serves a three-year term. The first proposal on the agenda for our annual meeting is the election of two Class II directors to serve until our 2010 annual meeting of stockholders. Our board of directors has nominated Richard C. Alberding and Carl A. Thomsen to serve as our Class II directors. Additional information about the election of directors and a brief biography of each nominee begins on page 6.

Our board of directors recommends a vote “FOR” each of the two nominees.

Approval of Amendment and Restatement of 1998 Employee Stock Purchase Plan

The second proposal is the approval of the amendment and restatement of our 1998 Employee Stock Purchase Plan. More information about this proposal begins on page 14.

Our board of directors recommends a vote “FOR” the approval of the amendment and restatement of our 1998 Employee Stock Purchase Plan.

Approval of Adoption of the Executive Compensation Plan

The third proposal is the approval of the adoption of the Executive Compensation Plan. We are required to submit the Executive Compensation Plan for stockholder approval so that the plan may qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). This qualification provides us with a federal income tax deduction for this compensation. More information about this proposal begins on page 20.

Our board of directors recommends a vote “FOR” the approval of the adoption of the Executive Compensation Plan.

Ratify Appointment of our Independent Registered Public Accounting Firm

The fourth proposal is the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm. More information about this proposal begins on page 24.

Our board of directors recommends a vote “FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm.

Other Matters

Other than the proposals listed above, our board of directors does not currently intend to present any other matters to be voted on at the meeting. Our board of directors is not currently aware of any other matters that will be presented by others for action at the meeting. However, if other matters are properly presented at the meeting and you have signed and returned your proxy card or voted on the Internet or by telephone, the proxies will have discretion to vote your shares on these matters to the extent authorized under the Exchange Act.

PROPOSAL #1

ELECTION OF DIRECTORS

Classification of Board of Directors

We have a classified board of directors currently consisting of two Class I directors, Brian J. Jackman and John R. Sheehan, whose terms will expire at our 2009 annual meeting of stockholders; two Class II directors, Richard C. Alberding and Carl A. Thomsen, whose terms are expiring at this 2007 annual meeting of stockholders; and three Class III directors, Giacomo Marini, Martin H. Singer and Steven D. Levy, whose terms will expire at our 2008 annual meeting of stockholders. At each annual meeting of stockholders, certain directors are elected for a term of three years to succeed those directors whose terms expire on the annual meeting dates.

Nominees

On the recommendation of the board of directors, the nominees for election at the 2007 annual meeting of stockholders as Class II directors are Richard C. Alberding and Carl A. Thomsen. If elected, Messrs. Alberding and Thomsen will continue as directors, and their terms will expire at the annual meeting of stockholders in 2010.

The proxy holders may not vote the proxies for a greater number of persons than the number of nominees named. Unless otherwise instructed, the proxy holders will vote the proxies received by them for our two Class II director nominees. In the event that either of our nominees is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present board of directors to fill the vacancy. We are not aware that either of our nominees will be unable or will decline to serve as a director.

Vote Required and Board of Directors’ Recommendation

If a quorum is present and voting, the two nominees receiving the highest number of votes will be elected to the board of directors. Abstentions and “broker non-votes” are not counted in the election of directors.

Our board of directors has unanimously approved the director nominees and recommends that stockholders vote “FOR” the election of the director nominees listed above.

Directors and Nominees

The following table sets forth certain information regarding our current directors and nominees for directors to be elected at our 2007 annual meeting of stockholders:

			Director
Name	Age	Position with PCTEL	Since

Class I directors whose terms expire at the 2009 annual meeting of stockholders:
Brian J. Jackman	66	Director	2002
John R. Sheehan	70	Director	2002
Class II director nominees to be elected at the 2007 annual meeting of stockholders whose terms will expire at the 2010 annual meeting of stockholders:
Richard C. Alberding	76	Director	1999
Carl A. Thomsen	62	Director	2001
Class III directors whose terms expire at the 2008 annual meeting of stockholders:
Steven D. Levy	50	Director	2006
Giacomo Marini	55	Director	1996
Martin H. Singer	55	Chief Executive Officer and Chairman of the Board of Directors	1999

Mr. Jackman has been a director since February 2002. Mr. Jackman is currently the President of The Jackman Group, Inc., a management consulting company that he formed in 2005. In September 2001, Mr. Jackman retired from Tellabs, a communications company that he had been with since 1982. Mr. Jackman served as President, Global Systems and Technology, and Executive Vice President of Tellabs since 1998, and he was President of Tellabs Operations from 1993 to 1998. Mr. Jackman held various management positions in sales and marketing for IBM from 1965 to 1982. He is currently on the boards of directors of Open Text, Inc., an enterprise content management solutions company, and Keithley Instruments, a test and measurement equipment company. In addition, Mr. Jackman serves on the board of trustees of Gannon University. Mr. Jackman holds a bachelor of arts degree in English literature from Gannon University in Erie, Pennsylvania and a master degree in business administration from Penn State University.

Mr. Sheehan has been a director since October 2002. Mr. Sheehan has served as a senior consultant in the London Perret Roche Group in Red Bank, New Jersey since October 2001. He began his career at Bell Laboratories in 1962. In his 33 years at Bell Laboratories, Western Electric and AT&T, he worked in senior positions in development, manufacturing, strategic planning and general management of business units. Since leaving AT&T in 1996, Mr. Sheehan has held senior management positions in three startup companies. Mr. Sheehan received a bachelor of science degree in electrical engineering from Drexel University and a master of science degree in electrical engineering from New York University.

Mr. Alberding has been a director since August 1999. Mr. Alberding retired from Hewlett-Packard, then a computer, peripherals and measurement products company, in June 1991, serving at that time as an Executive Vice President with responsibility for worldwide company sales, support and administration activities for measurement and computation products, as well as all corporate level marketing activities. Mr. Alberding is a director of Sybase, Inc., an enterprise software company. Mr. Alberding holds a bachelor of arts degree in business administration and marketing from Augustana College, and an associate of science degree in electrical engineering from DeVry Technical Institute in Chicago.

Mr. Thomsen has been a director since March 2001. Recently, Mr. Thomsen retired from Stratex Networks, Inc., a provider of wireless transmission solutions. Mr. Thomsen served as Senior Vice President, Chief Financial Officer and Corporate Secretary at Stratex Networks, Inc. (now a part of Harris Stratex Networks, Inc.) from 1995 to

2007. Mr. Thomsen holds a bachelor of science degree in business administration from Valparaiso University and a master degree in business administration from the University of Michigan. He is also a certified public accountant.

Mr. Levy has been a director since March 2006.  Mr. Levy most recently served as a Managing Director and Global Head of Communications Technology Research at Lehman Brothers from July 1998 until September 2005. Before joining Lehman Brothers, Mr. Levy was a Director of Telecommunications Research at Salomon Brothers from March 1997 to July 1998, a Managing Director and Head of the Communications Research Team at Oppenheimer & Co. from July 1994 to March 1997, and a senior communications analyst at Hambrecht & Quist from July 1986 to July 1994. Mr. Levy is also currently a member of the board of directors of Zhone Technologies, a broadband equipment vendor. Mr. Levy holds a master degree in business administration and a bachelor of science degree in materials engineering from Rensselaer Polytechnic Institute.

Mr. Marini has been a director since October 1996.  Mr. Marini has been the founder and Managing Director of Noventi (formerly CIR Ventures), a Silicon Valley-based early-stage technology venture capital firm, since March 2002. Since March 1995 he has served as Chairman of Marini Group LLC, a private investment company. Mr. Marini also served as interim Chief Executive Officer of FutureTel, a digital video capture company and as President and Chief Executive Officer of No Hands Software, an electronic publishing software company. Prior to this, Mr. Marini was the co-founder, Executive Vice President and Chief Operating Officer of Logitech, a computer peripherals company. Previously he held technical and management positions with Olivetti and IBM. He currently serves on the boards of several private companies. Mr. Marini holds a computer science laureate degree from the University of Pisa, Italy.

Mr. Singer has been our Chief Executive Officer and Chairman of the Board since October 2001. Prior to that, Mr. Singer served as our non-executive Chairman of the Board from February 2001 until October 2001, and he has been a director since August 1999. From October 2000 to May 2001, Mr. Singer was an independent consultant. From December 1997 to August 2000, Mr. Singer served as President and Chief Executive Officer of SAFCO Technologies, a wireless communications company. He left SAFCO in August 2000 after its sale to Agilent Technologies. From September 1994 to December 1997, Mr. Singer served as Vice President and General Manager of the wireless access business development division for Motorola, a communications equipment company. Prior to this period, Mr. Singer held senior management and technical positions in Motorola, Tellabs, AT&T and Bell Labs. Mr. Singer holds a bachelor of arts degree in psychology from the University of Michigan, and a master of arts degree and a Ph.D. in experimental psychology from Vanderbilt University. Mr. Singer currently serves as the Chairman of the Midwest council of the AeA (American Electronics Association). He is also on the advisory board for the Master of Management & Manufacturing program at Northwestern University (Kellogg) and serves on the standing advisory group for the Public Company Accounting Oversight Board, the organization established to manage the implementation of the Sarbanes-Oxley Act of 2002. Mr. Singer has seven patents in telecommunications.

CORPORATE GOVERNANCE

Board and Committee Meetings

Our board of directors held a total of five meetings during fiscal 2006. The board of directors currently has an audit committee, a compensation committee and a nominating and governance committee. The members of each of the committees are listed in the table below. Each member of the audit committee, compensation committee and nominating and governance committee meets the Nasdaq independence requirements. The board of directors has determined that Mr. Thomsen qualifies as an “audit committee financial expert” as defined under the rules and regulations of the SEC, and that all members of our audit committee meet the Nasdaq financial literacy requirements. During our last fiscal year, with the exception of Messrs. Levy and Jackman, each of our directors attended at least 75% of the total number of meetings of the board of directors and any committee on which such director served. Mr. Levy joined the board of directors in March 2006 and attended at least 75% of the meetings of the board of directors and the audit committee held thereafter. Mr. Jackman was unable to attend some of the meetings held in fiscal 2006 due to an accident followed by a period of physical rehabilitation. Mr. Jackman has since fully recovered and is currently fulfilling all of his duties on the board of directors and its committees.

				Meetings
				Held in
			Date Current Written	Fiscal
Committee	Members During Fiscal 2006	Committee Functions	Charter Adopted	2006

Audit	Carl A. Thomsen (Chair) Richard C. Alberding Giacomo Marini (until March 2006) Steven D. Levy (beginning March 2006)	• Selects our independent auditors • Oversees our internal financial reporting and accounting controls • Consults with and reviews the services provided by our independent auditors	Originally adopted August 1999; last amended November 2004	10
Compensation	Richard C. Alberding(Chair) John R. Sheehan Brian J. Jackman	• Reviews and recommends to the board of directors the compensation and benefits of our Chief Executive Officer • Reviews and approves compensation and benefits of our other executives and senior management • Establishes and reviews general policies relating to the compensation and benefits of our employees	Originally adopted August 1999; last amended March 2005	12
Nominating and Governance	John R. Sheehan (Chair) Brian J. Jackman	• Assists the board of directors in identifying and selecting prospective director nominees for the annual meeting of stockholders • Reviews and makes recommendations on matters regarding corporate governance, composition of the board of directors, evaluation and nominations, committees of the board of directors and conflicts of interest • Establishes, maintains and improves corporate governance guidelines	Originally adopted February 2004; last amended March 2005	1

A copy of each of the charters for our committees of the board of directors is available on our website located at www.pctel.com. They may be found on the website in “Corporate Governance” under “Investor Relations.”

Mr. Jackman is currently the lead independent director of our board of directors. As lead independent director, his principal responsibilities are (i) working with the Chairman and Chief Executive Officer and the other members of the board of directors to set the agenda for each meeting of the board of directors, (ii) serving as a liaison for communications between our board of directors and the Chief Executive Officer, (iii) acting as the chair for executive sessions held at regularly scheduled meetings of the board of directors, and (iv) consulting with our General Counsel regarding communications received from our stockholders.

Independence

Currently our board of directors has seven members. Our board of directors recently determined that the six non-employee directors are “independent directors” based on the Nasdaq and SEC standards for independence. Only independent directors may serve on our audit, compensation and nominating and governance committees.

In determining the independence of our directors, the board of directors affirmatively decides whether a non-employee director has a relationship that would interfere with that director’s exercise of independent judgment in carrying out the responsibilities of being a director. In coming to that decision, the board of directors is informed of the Nasdaq and SEC rules that disqualify a person from being considered as independent, considers the responses to an annual questionnaire from each director and reviews the applicable standards with each member of the board of directors.

In making decisions about independence, the board of directors in March 2007 reviewed a separate transaction that it determined did not affect the independence of Mr. Sheehan, the director involved. Mr. Sheehan is evaluating the formation of a possible business partnership with a long term business acquaintance that our company has recently engaged to provide management consulting advice in the area of customer acquisition and satisfaction. The acquaintance will be paid a customary project-based consulting fee for his services, and although Mr. Sheehan will participate in the consulting discussions with the acquaintance and members of our management, he will receive no remuneration for his involvement. Mr. Sheehan has no current business affiliation with the acquaintance, and the project is anticipated to conclude before the end of 2007. Our board of directors has indicated to Mr. Sheehan that it will continue to assess the nature and scope of the consulting engagement, and its potential impact on his independence, at subsequent meetings of the board of directors.

Director Nomination Process

Stockholder Recommendations and Nominations.

It is the policy of our nominating and governance committee to consider director candidates recommended by our stockholders holding on the date of submission of such recommendation at least 1% of the then outstanding shares of our common stock continuously for at least 12 months prior to such date.

Stockholders desiring to recommend a candidate for election to the board of directors should send their recommendation in writing to the attention of our Corporate Secretary, at our offices located at 8725 West Higgins Road, Suite 400, Chicago, Illinois 60631. This written recommendation must include the information and materials required by our bylaws as well as the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and PCTEL within the last three years and evidence of the required ownership of our common stock by the recommending stockholder. A copy of the relevant bylaw provision is available upon written request to our Corporate Secretary at the address provided above.

In accordance with the advance notice provision in our bylaws, director nominations to be considered at the next annual meeting of stockholders must be received not less than 120 days prior to the date of our proxy statement for the previous year’s annual meeting of stockholders. For purposes of our 2008 annual meeting of stockholders, director nominations must be received by December 28, 2007.

Identifying and Evaluating Nominees for Director.

The nominating and governance committee uses the following procedures for identifying and evaluating any individual recommended or offered for nomination to the board of directors:

•	The committee considers candidates recommended by stockholders in the same manner as candidates recommended by other sources.

•	The committee considers the following factors in its evaluation of candidates:

-	The current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors.

-	The candidate’s judgment, independence, character and integrity, age, area of expertise, diversity of experience, length of service and potential conflicts of interest.

-	Other factors that the committee considers appropriate.

The nominating and governance committee requires the following minimum qualifications to be satisfied by any candidate recommended or offered for nomination to the board of directors:

•	The highest personal and professional ethics and integrity.

•	Proven achievement and competence in the candidate’s field and the ability to exercise sound business judgment.

•	Skills that are complementary to those of the existing board of directors.

•	The ability to assist and support management and make significant contributions to our success.

•	An understanding of the fiduciary responsibilities that are required of a member of the board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities.

Compensation of Directors

Cash and Stock Compensation.  Our non-employee directors currently receive a yearly cash retainer of $12,500 and shares of restricted common stock equivalent to $4,000. They also receive $2,500 per board meeting attended (unless the board meeting is conducted by teleconference, in which case directors receive $1,000 for each such telephonic meeting in which they participate) and $1,000 per committee meeting attended. In addition, our non-employee directors annually receive additional shares of restricted stock as set forth below:

•	the chairs of our compensation committee and nominating and governance committee each receive shares of restricted common stock equivalent to $7,000; and

•	our lead independent director and audit committee chair each receive shares of restricted common stock equivalent to $10,000.

All of the shares of restricted common stock received by our non-employee directors vest six months after the date of grant, provided that the individual continues to serve as a director on such date. The number of shares granted is based on the total dollar value divided by the per share closing price of our stock on the date of grant.

Our 1997 Stock Plan provides for the non-discretionary, automatic grant of options to each of our non-employee directors. Each new non-employee director is automatically granted an option to purchase 15,000 shares on the date on which such person first becomes a director. These initial grants vest over a period of three years, with one-third of the number of shares granted vesting on each anniversary of the date of grant, provided that the optionee continues to serve as a director on these dates. Furthermore, each non-employee director is automatically granted an additional option to purchase 10,000 shares of common stock on January 1 of each year, provided that he or she has served on the board of directors for at least six months. These subsequent grants vest fully on the first anniversary of the date of grant, provided that the optionee continues to serve as a director on such date. Under the terms of our 1997 Stock Plan, the exercise price of options granted to non-employee directors must be 100% of the fair market value of our common stock on the last trading day preceding the date of grant.

Deferred Compensation Plan.  Our non-employee directors are eligible to participate in the Board of Directors Deferred Compensation Plan. The principal purpose of the Directors Deferred Compensation Plan is to provide additional retirement benefits and income tax deferral opportunities for our non-employee directors. The Directors Deferred Compensation Plan permits the deferral of cash compensation that would otherwise be received by the non-employee directors for their service on our board of directors. Compensation that is deferred under the Directors Deferred Compensation Plan will be paid out by us upon the termination of a non-employee director’s service on the board of directors. If such termination occurs after the non-employee director has reached the age of 55, such non-employee director may elect to receive the deferred compensation in a lump sum, annually over 15 years, or over the lifetime of the non-employee director in 20 annual payments.

Reimbursements.  In addition, each of our non-employee directors is reimbursed for all reasonable out of pocket expenses incurred in connection with his service on our board of directors.

Directors Compensation for the Fiscal Year Ended December 31, 2006

							Change
							in Pension
							Value and
						Non-Equity	Nonqualified
	Fees Earned					Incentive Plan	Deferred
	or Paid	Stock		Option		Compensation	Compensation	All Other
	in Cash	Awards(1)		Awards(1)		Plan	Earnings	Compensation	Total
Name	($)	($)		($)		($)	($)	($)	($)

Richard C. Alberding	45,500	10,922	(2)	22,828	(3)	—	—	—	79,250
Carl A. Thomsen	33,500	13,900	(2)	22,828	(3)	—	—	—	70,228
Steven D. Levy	28,500	3,967	(2)	19,115	(3)	—	—	—	51,582
Giacomo Marini	26,000	6,945	(2)	22,828	(3)	—	—	—	55,773
Brian J. Jackman	27,500	13,900	(2)	22,828	(3)	—	—	—	64,228
John R. Sheehan	36,500	10,922	(2)	22,828	(3)	—	—	—	70,250

(1)	The value shown reflects the dollar amount recognized in fiscal 2006 for financial reporting purposes utilizing fair value determined under Financial Accounting Standard 123R. The assumptions used in calculating these amounts are discussed in note 11 to our financial statements for the year ended December 31, 2006, filed with our Annual Report on Form 10-K for such period. The value shown reflects 1,159 shares for Messrs. Alberding and Sheehan, 1,474 shares for Mr. Thomsen, 421 shares for Mr. Levy, 737 shares for Mr. Marini and 1,475 shares for Mr. Jackman.

(2)	The equity portion of the directors’ annual retainer for committee and board membership vests six months from the date of grant. The number of shares stated is based on a dollar amount converted to shares using the closing price of our common stock as of the date of the annual stockholders meeting held on June 5, 2006. At December 31, 2006, Mr. Alberding held 4,186 shares, Mr. Thomsen held 5,178 shares, Mr. Levy held 421 shares, Mr. Marini held 33,949 shares, Mr. Jackman held 4,942 shares, and Mr. Sheehan held 4,140 shares.

(3)	The annual stock option grant vests in full one year from the date of grant. The initial stock option grant for new directors vests ratably in equal annual increments over three years from the date of grant. Each continuing non-employee director receives annually a stock option for 10,000 shares. The grant date is the first day of the calendar year. A new non-employee director receives a stock option for 15,000 shares upon his election or appointment to the board of directors. In fiscal 2006, the five continuing non-employee directors each received a stock option for 10,000 shares, with the exception of Mr. Levy, who was appointed as a new director to the board and was granted a stock option for 15,000 shares on the date of his appointment. At December 31, 2006, Mr. Alberding held options to purchase 67,500 shares, Mr. Thomsen held options to purchase 60,000 shares, Mr. Levy held options to purchase 15,000 shares, Mr. Marini held options to purchase 60,000 shares, Mr. Jackman held options to purchase 52,500 shares, and Mr. Sheehan held options to purchase 45,000 shares. The per-option FAS 123 grant date value was $8.76 for options granted January 1, 2006 and $8.48 for options granted March 16, 2006.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate directly with our independent directors may do so by sending an e-mail message to Varda Goldman, our Vice President and General Counsel, at generalcounsel@pctel.com. Mrs. Goldman monitors these communications, consults with Mr. Jackman, our current lead independent director, and provides a summary of all received messages to the board of directors at its regularly scheduled meetings. Where the nature of the communication warrants, Mrs. Goldman may determine to obtain more immediate attention of the appropriate committee or independent director of the board of directors, of independent advisors or of our management. Mrs. Goldman may decide in her judgment whether a response to any stockholder communication is necessary.

Attendance at the Annual Meeting of Stockholders

All directors are welcome to attend the 2007 annual meeting of stockholders and it is expected that our lead independent director will be in attendance at every annual meeting of stockholders. At the 2006 annual meeting of stockholders, Mr. Singer was in attendance.

Code of Ethics

We adopted the PCTEL, Inc. Code of Ethics for Principal Executives and Key Financial Officers (“Code of Ethics”). The Code of Ethics applies to the principal executive financial officer, the principal accounting officer or controller and persons performing similar functions and responsibilities who shall be identified by the audit committee from time to time.

The Code of Ethics is available on our website, located at www.pctel.com. It may be found at the website as follows:

1. From the main web page, click on “Investor Relations,”

2. Next, click on “Corporate Governance,”

3. Finally, click on “Financial Code of Ethics.”

We intend to satisfy the disclosure requirement required under Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Ethics by posting such information on our website.

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, neither Richard C. Alberding, John R. Sheehan, nor Brian J. Jackman were officers or employees of PCTEL while they served as members of the compensation committee. In addition, no executive officer of PCTEL served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

PROPOSAL #2

APPROVAL OF THE 1998 EMPLOYEE STOCK PURCHASE PLAN AS
AMENDED AND RESTATED

The stockholders are being asked to approve the amendment and restatement of the 1998 Employee Purchase Plan (the “Purchase Plan”). The board of directors initially approved the Purchase Plan in May 1998. The board of directors has approved an amendment and restatement of the Purchase Plan, subject to approval from the stockholders at this 2007 annual meeting. If the stockholders approve the amendment and restatement of the Purchase Plan, it will replace the current version of our Purchase Plan, effective as of the offering period commencing on the first trading day on or after August 15, 2007. If the stockholders do not approve the Purchase Plan, the current Purchase Plan will remain in effect and will expire in May 2008. Approval of the Purchase Plan requires the affirmative vote of the holders of a majority of the shares of our common stock that are present in person or by proxy and entitled to vote at this 2007 annual meeting.

The board of directors believes that the Purchase Plan is an important component of our total employee benefit package and that it is in the best interest of PCTEL and our stockholders for the stockholders to approve the proposed amendment and restatement of the Purchase Plan.

Our named executive officers and employee directors have an interest in this proposal because they are eligible to participate in the Purchase Plan.

Purposes and Effects of the Proposal

Encouraging employees to acquire equity ownership in PCTEL assures a closer alignment of the interests of participating employees in the Purchase Plan with those of our stockholders. The proposed adjustments to the Purchase Plan will enable us to continue to use the Purchase Plan as a valuable tool for attracting and retaining key personnel and aligning the interests of Purchase Plan participants with those of our stockholders.

Changes Being Made to the Plan

The following is a summary of some of the changes being made to the Purchase Plan:

•	The stockholders are being asked to approve a change in the number of shares of common stock authorized for issuance under the Purchase Plan. The Purchase Plan currently provides for the issuance of 800,000 shares, plus an annual increase (an “evergreen”) to be added on the first day of our fiscal year equal to the lesser of 350,000 shares, 2% of the outstanding shares on such date, or a lesser amount determined by the board of directors. The Purchase Plan as amended and restated reduces the current share reserve, provides for the issuance of 750,000 shares and eliminates the Purchase Plan’s evergreen provision. The board of directors expects that the number of shares reserved for issuance under the Purchase Plan will suffice to operate the Purchase Plan for the duration of its term without having to request additional shares. The board of directors will periodically review actual share consumption under the Purchase Plan and may make additional requests for shares under the Purchase Plan as needed.

•	The Purchase Plan is currently set to expire in May 2008. Stockholders are being asked to approve an extension of the term of the Purchase Plan by 10 years.

•	The Purchase Plan currently specifies the treatment of options awarded under the Purchase Plan in the event of our merger or asset sale. The Purchase Plan as amended and restated specifies the treatment of options awarded under the Purchase Plan in the event of our merger or “change in control,” as defined in the Purchase Plan, including an asset sale.

•	The Purchase Plan as amended and restated provides that if the Purchase Plan administrator determines that, on a given exercise date, the number of shares of common stock with respect to which options are to be exercised may exceed (i) the number of shares of common stock that were available for sale under the Purchase Plan on the offering date of the applicable offering period, or (ii) the number of shares of common stock available for sale under the Purchase Plan on such exercise date, the administrator may in its sole discretion provide that we will make a pro rata allocation of the shares of common stock available for purchase on such offering date or exercise date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase common stock on such exercise date, and either (x) continue all offering periods then in effect or (y) terminate any or all offering periods then in effect. We may make a pro rata allocation of the shares available on the first day of any applicable offering period, notwithstanding any authorization of additional shares for issuance under the Purchase Plan by our stockholders subsequent to such offering date.

•	The Purchase Plan as amended and restated provides that as soon as reasonably practicable after each exercise date, we will arrange the delivery to each participant, as appropriate, the shares purchased upon exercise of his or her option in a form determined by the Purchase Plan administrator (in its sole discretion) and pursuant to rules established by the administrator. The Purchase Plan as amended and restated also provides that we may permit or require that shares be deposited directly with a broker designated by us to a designated agent of us, and we may utilize electronic or automated methods of share transfer. We may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares.

•	The Purchase Plan as amended and restated provides that in the event the Purchase Plan administrator determines that the ongoing operation of the Purchase Plan may result in unfavorable financial accounting consequences, we may, in our discretion, and to the extent necessary or desirable, modify, amend or terminate the Purchase Plan to reduce or eliminate such accounting consequences. Such modifications or amendments will not require stockholder approval or the consent of any Purchase Plan participants.

The board of directors believes strongly that the approval of the amended and restated Purchase Plan is essential to our continued success. In particular, we believe that our employees are our most valuable assets and that the options permitted under the Purchase Plan are vital to our ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we compete. Such awards also are crucial to our ability to motivate employees to achieve our goals.

Vote Required and Recommendation

The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the annual meeting will be required to approve this proposal.

Our board of directors recommends that stockholders vote “FOR” the adoption of the 1998 Employee Stock Purchase Plan, as amended and restated.

Description of the 1998 Employee Stock Purchase Plan, as amended and restated.

The following is a summary of the principal features of the amended and restated Purchase Plan and its operation. The summary is qualified in its entirety by reference to the Purchase Plan itself set forth in Appendix A.

General.  The Purchase Plan was amended and restated by the board of directors in March 2007, subject to stockholder approval at this 2007 annual meeting. The purpose of the Purchase Plan is to provide employees with an opportunity to purchase shares of our common stock through accumulated payroll deductions. As of April 17, 2007, approximately 320 employees would be eligible to participate in the Purchase Plan.

Shares Available for Issuance.  If our stockholders approve this proposal, the maximum number of shares of our common stock which will be made available for sale under the Purchase Plan will be 750,000 shares.

Administration.  The board of directors or a committee appointed by the board of directors (referred to herein as the “Administrator”) administers the Purchase Plan. The Administrator has full and exclusive discretionary authority to construe, interpret and apply the terms of the Purchase Plan, to determine eligibility and to adjudicate all disputed claims filed under the Purchase Plan. The Administrator’s findings, decisions, and determinations are final and binding upon all parties. The Administrator may adopt rules or procedures relating to the operation and administration of the Purchase Plan to accommodate the specific requirements of local laws and procedures and for jurisdictions outside the United States.

Eligibility.  Each of our employees or the employees of our designated subsidiaries who is a common law employee and whose customary employment with us or one of our designated subsidiaries is at least 20 hours per week and more than five months in a calendar year is eligible to participate in the Purchase Plan; except that no employee will be granted an option under the Purchase Plan (i) to the extent that, immediately after the grant, such employee would own 5% or more of the total combined voting power of all classes of our capital stock or the capital stock of one of our designated subsidiaries, or (ii) to the extent that his or her rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year.

Offering Period.  The Purchase Plan has consecutive offering periods that begin approximately every six months commencing on the first trading day on or after February 15 and terminating on the last trading day of the offering period ending on August 14 and commencing on the first trading day on or after August 15 and terminating on the last trading day of the offering period ending on February 14. The Administrator has the power to change the commencement date and/or the duration of future offering periods without stockholder approval if such change is announced prior to the scheduled beginning of the first offering period to be affected.

Participation.  To participate in the Purchase Plan, an eligible employee must authorize payroll deductions pursuant to the Purchase Plan. Such payroll deductions may not exceed 15% of a participant’s compensation during the offering period; provided, however, that should a payday occur on an exercise date, a participant will have the payroll deductions made on such day applied to his or her account under the subsequent offering period. Once an employee becomes a participant in the Purchase Plan, the employee automatically will participate in each successive offering period until the employee withdraws from the Purchase Plan or the employee’s employment with us or one of our designated subsidiaries terminates. At the beginning of each offering period, each participant automatically is granted an option to purchase shares of our common stock. The option expires at the end of the offering period or upon termination of employment, whichever is earlier, but is exercised at the end of each offering period to the extent of the payroll deductions accumulated during such offering period. During an offering period, a participant may discontinue his or her participation in the Purchase Plan, and may decrease or increase the rate of payroll deductions in an offering period within limits set by the Administrator.

Purchase Price.  The purchase price of shares of our common stock under the Purchase Plan will be determined by the Administrator on a uniform and nondiscriminatory basis prior to an offering date, subject to compliance with Section 423 of the Code. Unless and until the Administrator determines otherwise, shares of our common stock may be purchased under the Purchase Plan at a purchase price equal to 85% of the lesser of the fair market value of the common stock on (i) the first day of the offering period, or (ii) the last day of the offering period. The fair market value of our common stock on any relevant date will be the closing price per share as reported on the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of the Nasdaq Stock Market (or closing bid if no sales were reported), as quoted on such exchange or reported in The Wall Street Journal.

Payment of Purchase Price.  The number of shares of our common stock that a participant may purchase in each offering period will be determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during that offering period by the purchase price; provided, however, that a participant may not purchase more than 2,000 shares each offering period.

Payroll Deductions.  All payroll deductions made for a participant are credited to the participant’s account under the Purchase Plan, are withheld in whole percentages only and are included with our general funds. Funds received by us pursuant to exercises under the Purchase Plan are also used for general corporate purposes. A participant may not make any additional payments into his or her account.

Option Exercise.  Unless a participant withdraws from the Purchase Plan or an employee’s employment terminates with us or our designated subsidiary, a participant’s option for the purchase of shares is exercised automatically on each exercise date, and the maximum number of full shares subject to the option will be purchased for the participant at the applicable purchase price with his or her accumulated payroll deduction. No fractional shares may be purchased and any accumulated payroll deductions not sufficient to purchase a full share is retained in the participant’s account for the subsequent offering period. Any funds left over in a participant’s account after the purchase date will be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares is exercisable only by him or her.

If the Administrator determines that, on a given exercise date, the number of shares of common stock with respect to which options are to be exercised may exceed (i) the number of shares of common stock that were available for sale under the Purchase Plan on the offering date of the applicable offering period, or (ii) the number of shares of common stock available for sale under the Purchase Plan on such exercise date, the administrator may in its sole discretion provide that we will make a pro rata allocation of the shares of common stock available for purchase on such offering date or exercise date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase common stock on such exercise date, and either (x) continue all offering periods then in effect or (y) terminate any or all offering periods then in effect. We may make a pro rata allocation of the shares available on the offering date of any applicable offering period, notwithstanding any authorization of additional shares for issuance under the Purchase Plan by our stockholders subsequent to such offering date.

Withdrawal; Termination of Employment.  A participant may generally withdraw all, but not less than all, the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Purchase Plan at any time by submitting written notice to us or by following an electronic or other withdrawal procedure prescribed by the Administrator. All of the participant’s payroll deductions credited to his or her account will be paid as promptly as practicable after receipt of notice of withdrawal, the participant’s option for the offering period will be automatically terminated, and no further payroll deductions will be made for the offering period. If a participant withdraws from an offering period, payroll deductions will not resume at the beginning of the succeeding offering period unless the participant re-enrolls in the Purchase Plan. A participant’s withdrawal from an offering period will not have any effect upon his or her eligibility to participate in any similar plan which may be adopted by us or in succeeding offering periods. If a participant fails to remain as our employee or an employee of our designated subsidiary, or ceases to meet the Purchase Plan eligibility requirements, he or she is deemed to withdraw from the Purchase Plan.

Changes in Capitalization.  In the event that any dividend or other distribution (whether in the form of cash, common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of common stock or other of our securities, or other change in our corporate structure affecting the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Purchase Plan, then the Administrator will adjust the number and class of common stock which may be delivered under the Purchase Plan, the purchase price per share and the number of shares of common stock covered by each option under the Purchase Plan which has not yet been exercised, and the maximum number of shares a participant can purchase during an offering period.

Dissolution or Liquidation.  In the event of our proposed dissolution or liquidation, the Administrator will shorten any offering periods then in progress by setting a new exercise date and any offering periods will end on the new exercise date. The new exercise date will be prior to the dissolution or liquidation. If the Administrator shortens any offering periods then in progress, the Administrator will notify each participant in writing, at least ten business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Change in Control.  In the event of a merger or “change in control,” as defined in the Purchase Plan, each outstanding option under the Purchase Plan will be assumed or an equivalent option will be substituted by such successor corporation or a parent or subsidiary of such successor corporation. In the event the successor corporation refuses to assume or substitute for the options, the Administrator will shorten any offering periods then in progress by setting a new exercise date and any offering periods will end on the new exercise date. The new exercise date will be prior to the merger or change in control. If the Administrator shortens any offering periods then in progress, the Administrator will notify each participant in writing prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Amendment or Termination.  The Administrator may at any time amend, suspend or terminate the Purchase Plan. If the Purchase Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding offering periods either immediately or upon completion of the purchase of shares of common stock on the next exercise date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit offering periods to expire in accordance with their terms (and subject to any adjustments). If the offering periods are terminated prior to expiration, all amounts then credited to participants’ accounts which have not been used to purchase shares of common stock will be returned to the participants (without interest, except as otherwise required under local laws) as soon as administratively practicable.

Without stockholder approval and without regard to whether any participant rights may be considered to have been adversely affected, the administrator is entitled to: (i) change the offering periods; (ii) limit the frequency and/or number of changes in the amount withheld during an offering period; (iii) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (iv) permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in our processing of properly completed withholding elections; (v) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of common stock for each participant properly correspond with amounts withheld from the participant’s compensation; and (vi) establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Purchase Plan.

In the event the Administrator determines that the ongoing operation of the Purchase Plan may result in unfavorable financial accounting consequences, the board of directors may, in its discretion, without stockholder approval or the consent of any participant, and to the extent necessary or desirable, modify, amend or terminate the Purchase Plan to reduce or eliminate such accounting consequences, including but not limited to: (i) amending the Purchase Plan to conform with the safe harbor definition under Statement of Financial Accounting Standards 123(R), including with respect to an offering period underway at the time; (ii) altering the purchase price for any offering period including an offering period underway at the time of the change in purchase price; (iii) shortening any offering period by setting a new exercise date or terminating any outstanding offering period and returning contributions made through such date to participant, including an offering period underway at the time of the Administrator action; (iv) allocating shares; (v) reducing the maximum percentage of compensation a participant may elect to set aside as payroll deductions; and (vi) reducing the maximum number of shares of common stock a participant may purchase during any offering period.

Number of Awards Granted to Certain Individuals and Groups

Given that the number of shares that may be purchased under the Purchase Plan is determined, in part, on the fair market value of our common stock at the beginning of an offering period and at the end of such offering period, and given that participation in the Purchase Plan is voluntary on the part of employees, the actual number of shares that may be purchased by any individual is not determinable. For illustrative purposes, the following table sets forth (i) the number of shares of our common stock that were purchased during the last fiscal year under the Purchase Plan, (ii) the average price per share paid for such shares, and (iii) the fair market value at the date of purchase.

	Number of	Average	Fair Market
	Shares	Per Share	Value at Date
Name of Individual or Group	Purchased	Purchase Price	of Purchase

Martin H. Singer, Chief Executive Officer	2,150	$6.8595	$8.07
John W. Schoen, Chief Financial Officer	—	—	—
Jeffrey A. Miller, Vice President and General Manager, Broadband Technology Group	—	—	—
Biju Nair, Vice President and General Manager, Mobility Solutions Group	—	—	—
Steven L. Deppe, Executive Vice President, Strategy and Business Development	—	—	—
All executive officers, as a group	2,150	$6.8595	$8.07
All directors who are not executive officers, as a group	—	—	—
All employees who are not executive officers, as a group	72,400	$6.8595	$8.07

Certain Federal Tax Aspects

The following brief summary of the effect of federal income taxation upon the participant and us with respect to the shares purchased under the Purchase Plan does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (ii) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period. Any additional gain will be treated as long term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase.

We generally are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND US UNDER THE PURCHASE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

PROPOSAL #3

APPROVAL OF THE EXECUTIVE COMPENSATION PLAN

In March 2007, our compensation committee unanimously approved the Executive Compensation Plan (the “Bonus Plan”) and directed that the Bonus Plan be submitted to stockholders at this 2007 annual meeting. If approved by our stockholders, the plan will be effective commencing with our 2007 fiscal year. If not approved by our stockholders, the awards that have been made under the Bonus Plan will be void.

The purpose of the Bonus Plan is to motivate certain executives to perform to the best of their abilities and to achieve our objectives. It is designed to govern our annual Short Term Incentive Plan to permit the payment of bonuses (whether paid in cash or in shares of our common stock) to such executives under a structure that complies with Section 162(m) of the Code. If the Bonus Plan is approved by our stockholders, it will permit the bonus awards to be paid to these executives beginning with the 2007 performance year to qualify as “performance-based” compensation under Section 162(m) of the Code.

Vote Required and Recommendation

The affirmative vote of the holders of a majority of the shares of our common stock present or requested by proxy and entitled to vote of the annual meeting will be required to approve this proposal.

Our board of directors recommends that stockholders vote “FOR” the approval of the Executive Compensation Plan.

Summary of the Executive Compensation Plan

The following is a summary of the principal features of the Bonus Plan and its operation. The summary is qualified in its entirety by reference to the Bonus Plan itself set forth in Appendix B.

Eligibility.  Participants in the Bonus Plan are the chief executive officer, executive officers and key employees who are chosen each year solely at the discretion of the compensation committee for any given Bonus Plan year. The executive officers selected by the compensation committee to receive awards under the Bonus Plan based on 2007 performance goals consist of Messrs. Singer, Schoen, Miller, Nair and Deppe. Because our executive officers are eligible to receive awards under the Bonus Plan, our executive officers have an interest in this proposal. No person is automatically entitled to participate in the Bonus Plan in any Bonus Plan year. We may also pay discretionary bonuses, or other types of compensation, outside of the Bonus Plan.

Purpose.  The purpose of the Bonus Plan is to motivate the participants to perform to the best of their abilities and to achieve our objectives and to reward them when those objectives are satisfied. It is designed to govern our annual Short Term Incentive Plan to permit the payment of bonuses to such participants under a Section 162(m)-compliant structure. If the Bonus Plan is approved by our stockholders at this 2007 annual meeting and certain requirements are satisfied, bonuses issued to such participants under the Bonus Plan beginning with the 2007 performance year may qualify as deductible “performance-based compensation” within the meaning of Section 162(m) of the Code.

Administration.  The Bonus Plan will be administered by the compensation committee, consisting of no less than two independent members of the board of directors.

Determination of Awards.  Under the Bonus Plan, participants will be eligible to receive awards based upon the attainment and certification of certain performance goals established by the compensation committee. The performance goals the compensation committee may choose from may include one or more of the following:

• annual revenue	• net income
• cash flow	• net profit
• cash position	• net sales
• earnings before amortization	• operating cash flow
• earnings before interest and taxes	• operating earnings
• earnings before interest, taxes, depreciation and amortization	• operating income
• earnings before taxes and amortization	• profit before tax
• earnings per share	• ratio of debt to debt plus equity
• economic profit	• return on assets
• economic value added	• return on equity
• equity or stockholder’s equity	• return on net assets
• market share	• return on sales, revenue and sales growth
• total return to stockholders

The performance goals may be used to measure the performance of our company as a whole or a business unit and may be measured relative to a peer group or index. The performance goals may differ from participant to participant and from award to award. Prior to the determination date, the compensation committee will determine whether any significant elements will be included in or excluded from the calculation of any performance goals with respect to any participant. In all other respects, the performance goals will be calculated in accordance with our financial statements, generally accepted accounting principles, or under a methodology established by the committee prior to the issuance of an award, which is consistently applied and identified in the financial statements, including footnotes, the management discussion and analysis section of our annual report, or the minutes of the board of directors.

Our compensation committee retains the discretion to reduce or eliminate any award that would otherwise be payable pursuant to the Bonus Plan.

Payment of Awards.  We will distribute awards in cash or as an equity award, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares, dividend equivalents, or other stock awards. All awards will be paid as soon as is practicable following determination of the award, unless we establish a plan to permit deferral of bonus amounts, in which case awards will be paid pursuant to the timing requirements of that plan and applicable law. The compensation committee may also defer the payment of awards in its discretion, as necessary or desirable to preserve the deductibility of such awards under Code Section 162(m).

Maximum Award.  The amounts that will be paid pursuant to the Bonus Plan are not currently determinable. The maximum bonus payment that any participant may receive under the Bonus Plan in any performance period, which is generally one fiscal year, is $1,500,000.

Amendment and Termination.  The compensation committee may amend, modify, suspend or terminate the Bonus Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect, to supply omitted data or to reconcile any inconsistency in the Bonus Plan or in any award granted thereunder. The compensation committee may amend or modify the Bonus Plan in any respect, or terminate the Bonus Plan, without the consent of any affected participant. In no event, however, may such amendment or modification (i) impair any payments made to participants prior to the amendment, modification, suspension or termination, unless the compensation committee has made a determination that such amendment or modification is in the best interests of all persons to whom awards have been granted, (ii) result in an increase in the amount of compensation payable pursuant to any award or (iii) cause compensation that is, or may become, payable under the Bonus Plan to fail to qualify as “performance-based compensation” under Code Section 162(m). Certain amendments to the Bonus Plan will be subject to stockholder approval.

Indemnification.  Our board of directors and compensation committee are generally indemnified by us for any liability arising from claims relating to the Bonus Plan.

2007 Bonus Plan.  Our compensation committee has established 2007 performance measures for some executives, subject to stockholder approval. See the discussion below on page 40 under “Summary of the 2007 Short Term Incentive Plan.”

Federal Income Tax Consequences

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and us of awards granted under the Bonus Plan. Tax consequences for any particular individual may be different.

Cash.  Under present federal income tax law, participants will recognize ordinary income equal to the amount of the cash award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by us.

Nonstatutory Stock Options.  No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by one of our employees is subject to tax withholding by us. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options.  No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights.  No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares.  A participant generally will not have taxable income at the time an award of restricted stock, restricted stock units, performance shares or performance units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. The recipient of a restricted stock award, however, may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted.

Dividend Equivalents.  A participant generally will recognize ordinary compensation income each time a dividend is paid pursuant to the dividend equivalent rights award equal to the fair market value of the dividend received. If the dividends are deferred, additional requirements must be met to ensure that the dividend is taxable upon actual delivery of the shares, instead of the grant of the dividend.

Tax Effect for PCTEL.  If and to the extent that the Bonus Plan awards satisfy the requirements of Section 162(m) of the Code and otherwise satisfy the requirements for deductibility under federal income tax law, we will receive a deduction for the amount constituting ordinary income to participants.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND US WITH RESPECT TO AWARDS UNDER THE BONUS PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Awards to be Granted to Certain Individuals and Groups

Awards under the Bonus Plan are determined based on actual future performance, so future actual awards cannot now be determined.

PROPOSAL #4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Grant Thornton LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2007. This appointment is being presented to our stockholders for ratification at the 2007 annual meeting of stockholders.

Before selecting Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2007, our audit committee carefully considered the firm’s qualifications as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established and its reputation for integrity and competence in the fields of accounting and auditing. The audit committee’s review also included matters required to be considered under the SEC’s rules on auditor independence, including the nature and extent of non-audit services, to ensure that Grant Thornton LLP’s independence will not be impaired.

Grant Thornton LLP has been conducting independent audits of our financial statements since May 2006. Representatives of Grant Thornton LLP are expected to be present at the 2007 annual meeting of stockholders. They will have the opportunity to address the audience at the meeting, and will be available to answer appropriate questions from stockholders.

Change in Independent Registered Public Accounting Firm

As previously reported in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2006, on May 12, 2006 our audit committee dismissed our independent registered public accounting firm, PricewaterhouseCoopers LLP.

The reports of PricewaterhouseCoopers LLP on our consolidated financial statements as of and for the years ended December 31, 2004, and December 31, 2005, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

We reported a material weakness in our internal control over financial reporting in Item 9A of our Annual Report on Form 10-K for the year ended December 31, 2004 and in Item 9A of our Annual Report on Form 10-K for the year ended December 31, 2005. These Annual Reports indicated that as of December 31, 2004 and 2005, we had a material weakness in that we did not maintain effective controls over the review, completeness and accuracy of our provision for income taxes and the related financial statement presentation and disclosure of income tax matters. This control deficiency resulted in audit adjustments to the fourth quarter 2004 consolidated financial statements with respect to the provision for income taxes, the 2005 annual consolidated financial statements with respect to income tax disclosures and the 2005 second quarter consolidated financial statements with respect to the provision for income taxes. During 2006, we remediated this material weakness. Except for the material weakness in internal control over financial reporting described in this paragraph, during the years ended December 31, 2004 and 2005, and through May 12, 2006, we did not have any reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K. We authorized PricewaterhouseCoopers LLP to respond fully to the inquiries of the successor independent registered public accounting firm concerning the subject matter of the material weakness described above.

During our fiscal years ended December 31, 2004 and December 31, 2005 and through May 12, 2006, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PricewaterhouseCoopers LLP’s satisfaction, would have caused PricewaterhouseCoopers LLP to make reference thereto in its reports on our financial statements for such years. PricewaterhouseCoopers LLP’s letter to the Securities and Exchange Commission stating its agreement with the statements above is filed as an exhibit to our Current Report on Form 8-K filed on May 18, 2006.

On May 12, 2006, our audit committee engaged Grant Thornton LLP as our independent registered public accounting firm. During our fiscal years ended December 31, 2004 and December 31, 2005 and through May 12,

2006, neither we nor anyone acting on our behalf consulted with Grant Thornton LLP regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Summary of Fees

The following table summarizes the approximate aggregate fees billed to us or expected to be billed to us by Grant Thornton LLP for our 2006 fiscal year and by PricewaterhouseCoopers LLP for our 2006 and 2005 fiscal years:

Type of Fees	Fiscal Year 2006	Fiscal Year 2005

Audit Fees(1)	$764,030	$1,284,575
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	1,500	1,500

Total Fees	$765,530	$1,286,075

(1)	Audit Fees — These are fees for professional services performed by PricewaterhouseCoopers LLP during fiscal 2005 and the first quarter of fiscal 2006, and by Grant Thornton LLP for the second, third and fourth quarters of fiscal 2006. The professional services provided included auditing our annual financial statements, reviewing our quarterly financial statements and other services that are normally provided in connection with statutory and regulatory filings or engagements. Audit fees attributable to PricewaterhouseCoopers LLP also include fees for professional services performed for the audits of management’s assessment of the effectiveness of internal control over financial reporting. For fiscal 2006, $630,930 of these fees were attributable to Grant Thornton LLP and $133,100 of these fees were attributable to PricewaterhouseCoopers LLP.

(2)	Audit-Related Fees — These are fees for the assurance and related services performed by Grant Thornton LLP or PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of our financial statements. For fiscal 2006 and 2005, neither Grant Thornton LLP nor PricewaterhouseCoopers LLP performed any services that fell within this category.

(3)	Tax Fees — These are fees for professional services performed by Grant Thornton LLP or PricewaterhouseCoopers LLP with respect to various advisory services related principally to tax preparation services and tax consultation services. For fiscal 2006 and 2005, neither Grant Thornton LLP nor PricewaterhouseCoopers LLP performed any services that fell within this category.

(4)	All Other Fees — These are fees for permissible services performed by Grant Thornton LLP or PricewaterhouseCoopers LLP that do not fall within the above categories. For fiscal 2006 and 2005, these fees were comprised of a subscription fee paid to PricewaterhouseCoopers LLP for an Internet-based system to access accounting disclosure information.

Pre-Approval of Independent Auditor Services and Fees

Our audit committee reviewed and pre-approved all audit and non-audit fees for services provided by Grant Thornton LLP and PricewaterhouseCoopers LLP and has determined that each firm’s provision of such services to us during fiscal 2006 is compatible with and did not impair Grant Thornton LLP’s or PricewaterhouseCoopers LLP’s independence. It is the practice of the audit committee to consider and approve in advance all auditing and non-auditing services provided to us by our independent registered public accounting firm in accordance with the applicable requirements of the SEC.

Vote Required and Recommendation

Stockholder ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirement. However, our board of directors is submitting the selection of Grant Thornton LLP to our stockholders for ratification as a matter of good corporate practice. Notwithstanding the selection by the audit committee of Grant Thornton LLP or stockholder ratification of that selection, the audit committee may direct the appointment of a new independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in our best interest and in that of our stockholders. In the event of a negative vote on ratification, the audit committee will reconsider its selection.

The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the annual meeting will be required to approve this proposal.

Our board of directors recommends that stockholders vote “FOR” the ratification of Grant Thornton LLP as our independent registered public accounting firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2007 by:

•	Each stockholder known by us to beneficially own more than 5% of our common stock;

•	Each of our directors, including director nominees;

•	Each of our executive officers named in the summary compensation table on page 48; and

•	All of our directors and executive officers as a group, including director nominees.

Beneficial ownership is determined based on the rules of the SEC. Percent of beneficial ownership is based upon 22,437,009 shares of our common stock outstanding as of March 31, 2007. In addition, shares of common stock that are exercisable as of March 31, 2007 or will become exercisable on or before May 30, 2007 (60 days subsequent to March 31), are treated as outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of such person and are listed below under the “Number of Shares Underlying Options” column below, but those option shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, we believe the stockholders listed below have sole voting or investment power with respect to all shares listed beside each stockholder’s name, subject to applicable community property laws.

				Percent of
	Number of	Number of		Shares
	Shares	Shares	Total Shares	Beneficially
	Beneficially	Underlying	Beneficially	Owned
Beneficial Owners	Owned	Options	Owned	(%)

5% Stockholders
Entities affiliated with Dimensional Fund Advisors Inc.	1,841,075	—	1,841,075	8.21%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401(1)
Austin W. Marxe and David M. Greenhouse	1,773,560	—	1,773,560	7.90%
527 Madison Avenue, Suite 2600 New York, NY 10022(2)
Royce & Associates LLC	1,763,400	—	1,763,400	7.86%
1414 Avenue of the Americas New York, NY 10019(3)
Whitman Capital, LLC/Whitman Partners, LP	1,438,557	—	1,438,557	6.41%
525 University Avenue, Suite 701 Palo Alto, CA 94301(4)
Entities and persons affiliated with Gruber & McBaineCapital Management, LLC	1,148,286	—	1,148,286	5.12%
50 Osgood Place, Penthouse San Francisco, CA 94133(5)
Directors and Named Executive Officers
Martin H. Singer(6)	389,481	579,767	969,248	4.21%
Biju Nair	159,224	187,000	347,596	1.53%
Jeffrey A. Miller(7)	160,596	177,530	336,754	1.50%
John W. Schoen(8)	200,529	128,441	328,970	1.46%
Steven L. Deppe	57,660	150,000	207,660	*
Giacomo Marini	33,949	60,000	93,949	*
Richard C. Alberding(9)	4,186	67,500	71,686	*
Carl A. Thomsen(10)	5,178	60,000	65,178	*
Brian J. Jackman	4,942	52,500	57,442	*
John R. Sheehan(11)	4,140	45,000	49,140	*
Steven D. Levy	421	5,000	5,421	*
All directors, director nominees and current executive officers as a group (11 persons)	1,020,306	1,512,738	2,533,044	10.58%

*	Less than 1% of the outstanding shares of common stock.

(1)	Information with respect to the number of shares beneficially owned is based solely on the Schedule 13G/A filed with the SEC by Dimensional Fund Advisors Inc. (“Dimensional”) on February 9, 2007. Dimensional, in its capacity as an investment adviser, possesses sole dispositive control and voting power over such shares, which are held of record by its clients. Dimensional disclaims beneficial ownership of all of such shares.

(2)	Information with respect to the number of shares beneficially owned is based solely on the Schedule 13G filed with the SEC by Austin W. Marxe and David M. Greenhouse on February 14, 2007. According to such Schedule 13G, Messrs. Marxe and Greenhouse share sole voting and investment power with respect to such shares. Messrs. Marxe and Greenhouse are the controlling principals of AWM Investment Company, Inc. (“AWM”), the general partner of Special Situations Cayman Fund, L.P. (“SS Cayman”), Special Situations Fund III, L.P. (“SSF3”), and Special Situations Fund III QP, L.P. (“SSFQP”). Messrs. Marxe and Greenhouse

are also members of SST Advisers, L.L.C. (“SSTA”), the general partner of Special Situations Technology Fund, L.P. (“SS Technology”) and the Special Situations Technology Fund II, L.P. (“SS Tech II”). AWM also serves as the investment adviser to SS Cayman, SSF3, SSFQP, SS Technology, and SS Tech II. Of the 1,773,560 shares of common stock, 129,769 shares are owned by SS Cayman, 119,743 shares are owned by SS Technology, 713,495 shares are owned by SS Tech II, 48,048 shares are owned by SSF3, and 762,505 shares are owned by SSFQP.

(3)	Information with respect to the number of shares beneficially owned is based solely on the Schedule 13G/A filed with the SEC by Royce & Associates LLC on January 24, 2007. Royce & Associates LLC, in its capacity as an investment adviser, possesses sole dispositive control and voting power over such shares.

(4)	Information with respect to the number of shares beneficially owned is based solely on the Schedule 13G/A filed with the SEC by Whitman Capital, LLC/Whitman Partners LP (“Whitman”) on February 15, 2006. According to such Schedule 13G/A, Whitman possesses sole dispositive control and voting power over such shares.

(5)	Information with respect to the number of shares beneficially owned is based solely on the Schedule 13G filed with the SEC by Gruber & McBaine Capital Management, LLC (“Gruber & McBaine”) on January 30, 2007. According to such Schedule 13G, Gruber & McBaine, Jon D. Gruber, J. Patterson McBride and Eric B. Swergold each has shared dispositive control and voting power with respect to 925,655 of such shares. In addition, sole dispositive control and voting power is held by Mr. Gruber with respect to 207,831 of such shares, by Mr. McBaine with respect to 9,050 of such shares, and by Mr. Swergold with respect to 5,750 of such shares.

(6)	Includes 1,000 shares of common stock held by the Andrea Singer Trust, 89,250 shares of common stock held by the Martin Singer Trust, and 18 shares held by his son.

(7)	Includes 38,260 shares of common stock held by the Lorena Miller Trust.

(8)	Includes 79,547 shares of common stock held by the John W. Schoen III Living Trust.

(9)	Includes 4,186 shares of common stock held by the Richard C. Alberding Revocable Trust.

(10)	Includes 5,178 shares of common stock held by the Thomsen Family Trust.

(11)	Includes 2,957 shares of common stock held the Two Rivers Associates LLC (“Two Rivers”). Mr. Sheehan is the Managing Director of Two Rivers.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The compensation committee of our board of directors was formed in March 2000 and currently consists of Mr. Alberding, Mr. Sheehan and Mr. Jackman, each of whom is an independent, non-employee director of our company. Members of management, including the CEO, Vice President of Finance and Vice President of Human Resources, are invited by the committee to observe and participate in committee meetings from time to time.

The original charter of the compensation committee was adopted by our board of directors in August 1999. The committee has reviewed the charter on an annual basis and has modified it from time to time, most recently in March 2005, to clarify the responsibilities of the committee in recognition of our corporate governance needs as well as current industry requirements and practices. The charter of the committee is located on our website (www.PCTEL.com) in the “Corporate Governance” section under “Investor Relations”.

The committee maintains minutes of its meetings, and reports to our board of directors on at least a quarterly basis to make our board of directors aware of significant matters that require its attention. The committee met a total of 12 times in 2006.

Responsibilities of the Committee

Acting on behalf of our board of directors, the compensation committee’s responsibilities are outlined in its charter and include the following:

•	Reviewing the performance of the CEO, taking into consideration the performance evaluations conducted through our nominating and governance committee with the other members of our board of directors;

•	Reviewing the performance of our other executive officers;

•	Recommending to our board of directors the total compensation package for the CEO and determining the compensation for the other executive officers;

•	Providing guidance with respect to the compensation philosophies and goals for all of our employees, including the CEO and other executive officers;

•	Administering our employee stock plans and employee stock purchase plan, including determining eligibility and the number and type of equity awards to be granted and the terms of such grants; and

•	Reviewing and recommending to our board of directors general equity and cash compensation incentives for the outside directors on our board of directors.

Annual Compensation Process

Although the committee has full authority to determine the compensation of the executive officers of our company other than the CEO, the CEO’s compensation must be approved each year by the non-employee directors of our board, based on the recommendation of the committee. In making its recommendation, the committee takes into consideration the results of a performance evaluation of the CEO for the preceding year. This evaluation includes the business and financial performance of our company, the CEO’s success in executing our company’s near term objectives and long range strategies, and the quality of the CEO’s interaction with the board of directors, the management and our company’s stockholders. The annual evaluation of the CEO is conducted by the nominating and governance committee based on input from each member of our board of directors, including the CEO. At the time of this performance evaluation, the committee solicits directional guidance from our board of directors as to the general elements that should be addressed in the CEO’s total compensation package for the upcoming year. In addition, the Chair of the committee, as well as our Lead Director, will solicit comment from the CEO in the course of the committee’s formulation of its recommendation. The review and approval of the committee’s recommendation by our board of directors are undertaken in closed session, without the CEO or any other employee of our company present.

In recent years up through mid-2006, the compensation of the CEO has been traditionally determined in the second quarter of each year, following the first quarter determination of the compensation of all other officers and other managers; this timing resulted from setting Mr. Singer’s annual compensation that approximately corresponded to the time he was hired as the CEO in the latter part of 2001. In 2006, our board of directors and the committee concluded that beginning in 2007, the compensation of the CEO and all other officers and managers would be established at the same time and prior to the end of the first quarter of the year. The committee believes that this practice will be helpful in standardizing the performance goals used by the committee in motivating company management. The committee also believes that determining compensation at the beginning of the year for all officers will serve to enhance the motivating nature of the performance goals that are used, and to address the committee’s focus on internal pay equity among the members of senior management of our company.

The CEO provides significant assistance to the committee each year with operational insights as to individual performance matters and with recommendations for compensation for the officers (other than the CEO) and managers of our company. The CEO is also involved in providing commentary and observations to the committee on general compensation objectives for our company’s senior management. With regard to determining the compensation of the CEO, the committee uses its independent judgment, based in part on the advice of the committee’s independent compensation consultant (see below), in formulating its recommendation to our board of directors. With limited exceptions, the committee’s discussions on the elements of compensation for the CEO are conducted in closed session, typically with its compensation consultant in attendance but with no company employees present. The CEO is not permitted to participate in the deliberations by our board of directors in its evaluation of the committee’s recommendation for CEO compensation.

Compensation Philosophy

The committee’s philosophy in setting compensation policies for executive and corporate officers is to maximize stockholder value over time. The primary goals of the executive compensation program are, therefore:

•	To closely align the interests of the executive and corporate officers with those of our stockholders.

•	To maintain a significant portion of each executive’s total compensation at risk and tied to our achievement of financial, organizational and management performance goals.

•	To offer competitive compensation opportunities that give us the ability to attract and retain executives whose skills are critical to our long term success, motivate individuals to perform at their highest level, and reward outstanding achievement.

•	To provide increased rewards for superior individual and corporate performance, and substantially reduced or no rewards for average or inadequate performance.

It is the committee’s practice to review at least annually all components of compensation for our executive officers to ensure that the amount and structure of total compensation for each officer is consistent with our compensation philosophies and objectives. Internal pay equity among our officers, i.e., the relationship that exists between the total compensation we pay to the CEO to compensation levels we pay to our other executive officers and management, is also a factor in the committee’s assessment of total compensation for our officers.

With these considerations in mind, the general philosophy of the committee has been to strive to (i) establish executive compensation at a level between the median and the 75th percentile of total direct compensation in reference to peer group and other competitive market information, and (ii) establish a strong correlation between the level of compensation and the financial performance of our company compared against its peer group and other companies.

Independent Compensation Consultant.  The committee relies significantly upon the services of independent compensation consultants in applying its judgment as to appropriate levels and components of compensation for the executive officers and key management in our company. In 2006, we renewed the annual engagement of The Delves Group, an independent, Chicago-based compensation consulting firm, to assist the committee in establishing our compensation goals and objectives, to provide relevant peer group and survey data on the compensation practices of other companies, and to advise on industry trends in executive compensation. The committee first engaged The

Delves Group in 2004 and has renewed this engagement each year since that time. Although the fees of this consultant are paid by our company, the consultant is accountable and has direct reporting responsibility to the committee. The committee’s practice is to invite a representative of this consulting firm to attend substantially all committee meetings.

In addition, management of our company has engaged the services of Franks & Associates, a San Francisco-based compensation consulting firm, as a source of additional information and guidance in establishing compensation for the senior management of our company. Management shares this information with the committee when it is helpful to the committee.

Survey Data, Peer Groups and the Use of Industry Benchmarking Data.  A significant factor in the committee’s analysis of executive compensation, particularly as it relates to the compensation of the CEO, is the use of compensation data derived from broadly available compensation surveys compiled by recognized compensation firms, as well as public data from a peer group of publicly traded companies that are comparable to PCTEL. The survey data used by the committee’s independent compensation consultant is derived from different databases of companies that compare to PCTEL only in general terms, including broad industry sectors and size of company.

The peer group information is designed to be more specific. The consultant, with assistance from our company’s management and guidance from the committee, is responsible for selecting the companies that are included within this peer group and for compiling relevant executive compensation and corporate performance data. Although it is not possible to construct a group of companies with characteristics entirely similar to PCTEL, The Delves Group strives to compile data from companies that are similar in terms of industry sector, revenue level, market capitalization, operating and financial characteristics and other relevant factors. The peer group used to assist the committee in 2006 and 2007 for determining CEO compensation consisted of 10 companies in similar or related technology businesses with annual revenues ranging from $100-800 million and a median annual revenue level of approximately $200 million. In 2006, the peer group of companies was as follows:

• PowerWave Technologies	• OpenWave Systems
• Finisar	• SBA Communications
• Stratex Networks	• Symmetricom
• iPass	• NMS Communications
• Proxim	• Aether Holdings

In 2007, the same peer group of companies was used, with the exception that Proxim and Aether Holdings were replaced by Airspan Networks and Centillium Communications. The compensation data derived from these selected peer groups consisted of annual and long term compensation amounts representing three-year averages. The financial performance data derived from these peer groups includes revenue growth, EBA (earnings before amortization) and EBA margin, EBITD (earnings before interest, taxes and depreciation), and total shareholder return.

Industry benchmarking information from the survey data and the identified peer group has been equally relevant to the committee in respect of establishing cash compensation and equity ownership levels among the PCTEL managers and executives other than the CEO. Beginning in 2006, the committee has used benchmarking information to evaluate “total compensation” of our company’s executives, i.e., principally salary, bonus and long term incentives combined, and expects to continue to emphasize this category of information as it becomes more prevalent in the industry as a compensation measurement tool.

Other Factors.  Other factors that have been taken into consideration by the committee in its deliberations concerning executive compensation are as follows:

•	the substantially complete replacement of our company’s executive management during the 2001-2004 time frame, with the attendant need to provide appropriate levels of equity sufficient to hire, retain and motivate the new managers;

•	the transformation of PCTEL’s business resulting from our company’s determination in 2003 to sell its traditional soft modem product line and to rechannel its business focus over the last four years on antenna products and mobility software products and applications;

•	in connection with this business transformation, the organization of our company into separate business units to address the particular market and customer requirements for the products that are unique to each unit; and

•	the distinctive economic and operating characteristics of the four major business units — the Antenna Products Group, the Mobility Solutions Group, the RF Solutions Group and the Licensing Group — that comprised the business of PCTEL in 2005 and 2006. In December 2006, our company announced the reorganization and consolidation of our company into two business units — the Broadband Technology Group (consolidating the Antenna Products Group and the RF Solutions Group) and the Mobility Solutions Group.

Principal Elements of Compensation

The principal elements included in executive compensation for our company’s CEO and executive management consist of:

•	annual salary;

•	an annual bonus administered under our Short Term Incentive Plan;

•	long term equity incentive awards under our 1997 Stock Plan;

•	tax deferral benefits and matching contributions by our company under our Executive Deferred Compensation Plan and tax deferral benefits under our Executive Deferred Stock Plan; and

•	health and medical benefits and other standard benefits.

Annual Salary.  The committee uses salary as the principal element of cash compensation for our executives. In addition to consideration of the performance levels, experience and responsibilities of our senior managers in reviewing compensation, the committee seeks to establish for our executives and managers an annual salary that is competitive with those paid to executives at comparably situated companies. This element of compensation is key to our company’s ability to hire and retain executives and key managers.

Annual Bonuses under our Short Term Incentive Plan.  This plan is a performance-based bonus plan that awards annual cash and/or stock bonuses based on the achievement of corporate- and business unit-level objectives tailored to specific growth and business goals established by management with the concurrence of our board of directors and the committee. Executives are permitted to earn maximum potential bonuses expressed as a percentage of their annual salary. The bonus each year is structured to be payable at lesser or greater amounts based on under- or over-achievement of the identified performance objectives. The committee believes that this structure is a common one employed by many technology companies, and one which is adaptable to our company’s specific business requirements.

The committee looks upon the bonus component of executive compensation as its principal tool in structuring incentives designed to realize our company’s yearly growth objectives. The performance objectives that are the basis of awards under the Short Term Incentive Plan are in general tied to, or derived from, our company’s annual financial plan for the upcoming year as approved by our board of directors. As a result, awards under this plan tend to focus more on near term operational and financial objectives of our company. See the discussion below on page 37 under “Short Term Incentive Plan.”

Long Term Incentives.  Our company provides long term incentives on an annual basis through the grant of restricted stock and stock options under its stock plans. The nature and terms of the equity award are determined by the committee based on the kinds of motivations that the committee is seeking to establish.

Because of the long range vesting arrangements that are implemented with grants of restricted stock (including performance-based shares) and stock options, as well as the potential for appreciation in the value of our stock in our public trading markets as our company grows, the committee regards this element of compensation as having long term incentive and retention value in the hands of management. In addition, since these incentives are structured to vest (if at all) over a term that ranges from two to five years, depending on the nature of the award, their incentive value to our management is more strategic in nature.

The committee is cognizant of the risk-based nature of stock options and performance-based restricted stock, i.e., their economic value to the recipient is dependent on an increase in the stock price in the case of stock options and achievement of performance objectives in the case of performance-based restricted shares. The committee believes risk is an important element in structuring compensation for our executives and senior managers.

We believe that small- to mid-cap technology companies in the last few years have increasingly emphasized the use of time-based restricted stock to supplement the use of stock options. This is in part to reduce the usage rate of stock reserved under employee stock plans and in part to ensure that executives acquire a more meaningful stake in the equity ownership of the companies that they manage. We have similarly placed increasing emphasis on time-based restricted stock, which typically vests in equal annual increments over four or five years from the grant date, as a component of executive compensation. In addition, given the continuing emphasis on pay-for-performance in the corporate community and the recent requirement under Financial Accounting Standard 123R that companies record the value of equity awards as compensation expense on the date of grant, we believe that industry conventions are beginning to shift toward the use of performance-based equity structures as incentives for executive management. In 2006, we implemented a performance-based restricted stock award for the CEO. In 2007, performance-based restricted stock awards were again made to Mr. Singer, as well as to Messrs. Schoen, Miller and Nair (as discussed below).

Stock Ownership Guidelines

From time to time, the committee has considered the implementation of formal stock ownership guidelines for our company’s officers and for members of our board of directors. As a matter of implementation by other public companies, these guidelines are intended to promote minimum levels of equity ownership by managers and directors in the companies that they govern, thus ensuring a clear alignment of economic interest between these fiduciaries and their constituent shareholders. The committee currently believes that formal stock ownership guidelines for either the officers or directors of our company are unnecessary, due to our company’s historical emphasis on the use of stock instead of cash as the form of payment of bonuses to executives under the Short Term Incentive Plan, the existing annual stock elements of director compensation, and the actual ownership levels of stock by both officers and the directors in our company. However, the committee continues to evaluate the need for stock ownership guidelines on a periodic basis.

Under the insider trading policy adopted by our company at the time of our initial public offering, our insiders are prohibited from trading in our common stock while in possession of material non-public information. To obviate the possibility of hedging the economic risk of ownership, this prohibition extends to trading in derivative securities of our company, including any put or call options.

PCTEL Equity Incentive Plans and Terms of Grant

Our company has traditionally provided long term incentives to our executives and senior managers through the grant of restricted stock and stock options under our 1997 Stock Plan. This plan was approved by the stockholders at the time it was originally adopted in 1997, and in 2006, material amendments to the plan (including an increase in the reserve of shares for issuance under the plan) were also approved by our stockholders.

The committee and our board of directors believe that the grant of stock options and restricted stock under the 1997 Stock Plan create a direct link between management compensation and our company’s long term performance. Stock options and restricted stock grants awarded to executive management have typically included time-based vesting periods to encourage senior management to continue in our company’s employment, and to optimize the value of the shares granted to them.

Material Terms of Stock Option Grants.  Stock options granted to employees have a term of 10 years and are exercisable over time, typically over a period of 48 months from the date of grant, subject to the continued employment of the recipient. Under this 48-month exercisability schedule, there is a one year “cliff” period at the conclusion of which 25% of the shares subject to the option grant become exercisable; thereafter, the remaining option shares become exercisable in equal monthly increments over the balance of the four-year vesting period. All stock option grants made to our company’s employees, including officers, have an exercise price equal to the fair market value of the common stock on the date of grant, based on the trading price of the common stock as reported by Nasdaq. The committee and our board of directors have determined, as a matter of policy, that all stock option grants under the 1997 Stock Plan will be non-statutory options for federal tax purposes. A non-statutory option is taxable to the recipient upon exercise of the option to the extent that the fair market value of the stock on the exercise date exceeds the exercise price.

Because the economic value of a stock option to the employee is dependent upon an increase in the trading price of the common stock above the exercise price of the option, this portion of an executive’s compensation is directly aligned with an increase in stockholder value. If the trading price of the stock falls below the exercise price of the stock option, as has happened from time to time in respect of PCTEL stock option grants, then the stock option may lose its incentive value to the executive. The committee has never repriced previously granted stock options to employees where the trading price of the stock is less than the exercise price, and our 1997 Stock Plan, as amended in 2006, expressly prohibits the repricing of previously granted awards.

Material Terms of Time-Based Restricted Stock Grants.  Restricted stock grants typically vest in equal yearly increments over five years from the date of grant, also subject to the continued employment of the recipient. In some cases, restricted stock grants have been made with shorter vesting periods (two, three and four years), depending on the purpose for which they have been awarded. As restricted stock grants vest, there is no exercise price to be paid or other requirement to enable the recipient of the grant to realize the value of the stock at the vesting date. As a result, even though the stock price of our company may drop below the price of the stock that existed on the grant date of the restricted share, the share continues to hold residual value in the hands of the employee. The fair market value of the restricted stock as it vests (based on the trading price of the stock), represents taxable gain to the employee at that time. Our company has the right to require our officers and managers to meet their statutory tax withholding obligations on each vesting date through the delivery of their vested shares net of the number of shares used to satisfy the withholding obligation.

Beginning in 2005, the committee determined to use time-based restricted stock grants instead of stock options as the principal form of long term incentive award for our company’s executives and key managers. This decision resulted in part because the committee believes that restricted stock grants provide greater motivational benefit in the hands of our company’s key managers, and in part to reduce the dilution to our company’s stockholders resulting from grants of equity incentives to employees. Because restricted stock grants do not require the payment of an exercise price by the recipient, substantially fewer shares are required for a stock grant to achieve the equivalent economic incentive of a stock option. As a general premise, based on valuation factors specific to our company, this economic equivalence is approximately achieved at the ratio of one share of restricted stock for three option shares. Our company amended its 1997 Stock Plan in 2006 to increase the reserve of shares under the plan to accommodate the continued use of equity incentives to substantially all employees. As this reserve is depleted, our company will be required to seek further approval of its stockholders to replenish the reserve. The committee and management believe that the current reserve will meet our company’s retention and incentive requirements for approximately two to three years.

Material Terms of Performance-Based Restricted Stock Grants.  Beginning with the grant of long term incentives in 2006 to the CEO, the committee has determined that the use of performance-based restricted stock grants is an important element of executive compensation. The committee believes that the performance measures used in constructing long term incentives must be meaningful to management, must emphasize the long term strategic goals of our company, and must remain relevant over a period of several years. The committee’s development of meaningful performance measures with long term relevance was first undertaken in mid-2006 in connection with a grant of performance-based shares to Mr. Singer. The committee in 2007 has again authorized the use of performance-based shares to Mr. Singer and other executive officers. The performance measures used for grants made during the two years differ materially, as the committee has continued to evaluate guidance from its compensation consultant and input from our management, and applied this information in the context of our company’s financial performance. The principal terms of these performance-based incentive grants are summarized below on page 40 under “Long Term Equity Incentives: Time-Based Stock Options and Time- and Performance-Based Restricted Stock”.

Accounting.  Beginning January 1, 2006, Financial Accounting Standard 123R became effective. This accounting standard in general requires that our company record a compensation charge equal to the value of each equity incentive award on the date of grant. Based on the approximate 1:3 ratio that we have used in determining economic equivalence of restricted stock to stock options, there is no material difference in accounting cost to our company in the form of either incentive award to management.

Administrative Protocols for the Grant of Equity Incentives

Board and Committee Authority for Stock Option and Restricted Stock Grants.  Consistent with the provisions of our company’s stock plans, the responsibility for the administration of the stock plans, including the grant of equity incentives under the plans, is conferred upon our board of directors, or any committee of our board of directors. Our board of directors has delegated to the compensation committee the authority to serve as administrator of our company’s plans.

The committee adheres to the following protocols in the grant of equity incentive awards to our company’s employees, including officers and senior managers:

•	The committee has delegated to the Chair of the committee (currently Mr. Alberding) the authority to formally approve award grants to new and continuing non-officer employees recommended by the CEO or the Vice President of Human Resources. This delegation is not exclusive; the committee retains the right to formally approve award grants as well. Equity awards approved by the committee Chair are based on a matrix of equity incentive ranges reviewed and approved by the committee from time to time for non-officer employees based on title, job responsibility, seniority and other factors. The vesting commencement date of awards for new employees is the commencement date of employment; for continuing employees, it is the date of grant.

•	Stock options or other equity incentive awards that are granted to senior managers or vice presidents of our company, but not including the CEO, are authorized by the committee.

•	Incentive grants for the CEO require the approval of our board of directors, taking into consideration the recommendation of the committee.

Administrative Protocols in Stock Option and Restricted Stock Grants.  In mid-2006, as a result of the widespread public and regulatory scrutiny of many public companies that improperly administered the grant of equity incentive awards to their employees, the audit committee of our board of directors instructed our Chief Financial Officer to conduct an investigation of the procedures and practices used by our company with respect to the administration of its equity incentive activities dating back to 1999, the year in which our company completed its initial public offering. This investigation ended with the conclusion that no irregularities or improper practices had occurred during the period under investigation, but included a recommendation to improve some of our company’s procedures and practices. As a result of this investigation, a Statement of Administrative Policy was adopted in November 2006, codifying approved procedures in respect of award grants under our company’s 1997 Stock Plan and our 2001 Stock Plan (another plan that we use for non-officer employees). This policy is administered by the committee. The key elements of the policy are as follows:

•	The meeting date of the compensation committee or our board of directors, as the case may be, is the grant date of any approved award, unless the committee or our board of directors expressly identifies a future date as the grant date of the award (discussed below).

•	Where a written consent of the committee or the committee Chair is used to approve an equity award, the date of the last signature required on the consent, or the date of the signature of the committee Chair, as applicable, constitutes the date of the award.

•	Award grant documentation is dated as of the grant date.

•	Where a stock option or other award is required to be priced at the fair market value of the underlying stock, the closing sales price of the stock as reported by Nasdaq on the grant date is selected to represent that value.

•	The committee or our board of directors will not authorize a grant of stock options or other equity incentive awards (with the exceptions noted in the paragraph below) to officers or key managers during a quarterly “quiet period,” subject to the exception noted in the next paragraph below. A “quiet period” is the time during which the officers and key managers of our company may be presumed to be in possession of non-public information concerning the financial performance of our company, beginning with the first day of the last month of each quarter and continuing until the end of the second business day following our company’s public release of earnings and other financial information. If stock options or other equity incentive awards (with the exceptions noted in the paragraph below) for individuals in this group are authorized by the committee or our board of directors during such a “quiet period”, the committee or board of directors will identify a future date as the grant date of the award, and will identify the reported closing price of the common stock on the future grant date as the fair market value of the award. This future grant date typically falls on the third day following our company’s earning release for the financial period.

•	Where performance shares or restricted stock awards that are not dollar denominated are approved, a grant date during a quarterly “quiet period” is permitted, since these awards are not price-sensitive on the date of grant. Because of our company’s practice since 2005 of paying bonuses under the Short Term Incentive Plan in shares of stock rather than cash, these grants are dollar-denominated, and therefore have been typically awarded subject to a future grant date corresponding with the third day following our company’s quarterly earnings release.

•	Our company’s 1997 Stock Plan and 2001 Stock Plan have historically provided that the reported closing price of our company’s stock on the business day preceding the grant date will be used to determine the fair market value of the stock and the exercise price of the option or award. In November 2006, our board of directors approved an amendment to both plans to establish the fair market value of the stock and the exercise price of the option or award as the reported closing price of the stock on the grant date. This one-day modification to the pricing provisions of the plans does not alter the governance requirements or the accounting or tax consequences of our company’s incentive awards.

Annual Salary

CEO Salary.

Name of Officer	2005 (1)	2006(2)	2007(3)

Martin H. Singer	$350,000	$400,000	$450,000

(1)	Effective July 2005

(2)	Effective July 2006

(3)	Effective April 2007

The annual salary that we paid to the CEO in 2005 represented a decline from $385,000 paid during the previous year. The CEO’s salary level in 2005 resulted from Mr. Singer’s voluntary request for a salary reduction as part of an overall expense reduction program designed to meet profit targets for 2005. As part of this program, our other named executive officers similarly agreed to reductions in salary. The dollar amounts of these reductions were less than the reduction initiated by Mr. Singer. In connection with Mr. Singer’s salary reduction as well as the elimination in 2005 of a car allowance and other company perquisites, upon the recommendation of the committee, our board of directors approved the grant to Mr. Singer of 53,200 shares of restricted stock that vest in equal annual increments over a period of five years, subject to Mr. Singer’s continued service as an employee.

In mid-2006, at the committee’s recommendation, our board of directors approved an increase in Mr. Singer’s salary to $400,000, representing an increase of 14% over the prior year. This salary increase was authorized in part due to our company’s favorable financial performance in 2005, measured against the financial plan for that year, and in part due to the committee’s concern that Mr. Singer had not been provided with any increase in his base salary since 2004. The resulting salary level in 2006 was determined to be within competitive norms based on industry benchmarking information provided by the committee’s compensation consultant.

In 2007, the increase in Mr. Singer’s salary to $450,000 was recommended by the committee to our board of directors, reflected our board of directors’ assessment of the performance of the CEO based on its annual evaluation, and was consistent with the committee’s philosophy of maintaining total compensation for the CEO within competitive norms.

Salaries for Other Named Executive Officers.

Name of Officer	2005(1)	2006(1)	2007(1)

John W. Schoen	$215,000	$235,000	$250,000
Jeffrey A. Miller	$205,000	$205,000	$260,000
Biju Nair	$205,000	$220,000	$235,000
Steven L. Deppe	$244,000	$245,000	$245,000

(1)	All salary adjustments are effective April 1 of each year, with the exception that the salary adjustment for Mr. Miller for 2007 was made effective retroactively as of October 15, 2006.

The annual salaries that we paid to our other named executive officers in 2005 (with the exclusion of Mr. Deppe, who was not a named executive officer at the time), at the recommendation of management, similarly were reduced in the aggregate by approximately 4% from salary levels paid in the previous year as a result of our company’s failure to meet its 2004 financial plan objectives. Concurrent with these salary reductions, the committee determined to provide the approximate value of the reductions in salary, together with elimination of other company perquisites, in restricted shares of our common stock, subject to vesting in equal annual increments over five years.

In 2006, taking into consideration the achievement by our company of its 2005 financial plan objectives, the committee approved an increase in salaries paid to our named executive officers (not including the CEO) by an aggregate of 4% from the previous year, which approximates the increase in the cost of living over the period.

In 2007, the committee again approved an increase in salaries for Messrs. Schoen, Miller and Nair. Mr. Deppe’s salary remained the same, in light of his changed responsibilities as our Executive Vice President of Strategy and Business Development effective in October 2006. The increase in 2007 salaries in the aggregate for the named executive officers (other than the CEO) represents an increase of 9% over 2006 levels. The increase for Mr. Miller reflected his promotion from Vice President, Global Sales to Vice President and General Manager, Broadband Technology Group and his increased revenue responsibility related to that business unit. With each annual adjustment for the named executive officers (not including the CEO) and other key management in our company, the committee was aided with substantial guidance and observations from the CEO and considered these increases in light of their individual contributions, their total compensation, and relevant industry compensation data provided by our management.

Short Term Incentive Plan

Our company pays annual bonuses to its executive officers and key managers under its Short Term Incentive Plan. Our 2006 Short Term Incentive Plan represents a continuation of bonus structure that was originally conceived and implemented by the committee in 2004. These annual bonuses are designed to:

•	Provide a direct link between management compensation and the achievement of annual corporate- and individual-level objectives; and

•	Promote coordination among management and to unify the operating activities of our company’s business units. In 2006, our company’s business units consisted of the Antenna Products Group, the Mobility Solutions Group and the RF Solutions Group. In late 2006, our company announced a reorganization of its business structure to consolidate its business units into the Broadband Technology Group and the Mobility Solutions Group. The revenues from our Broadband Technology Group represent the substantial portion of overall company revenues.

Key Terms of Short Term Incentive Plan.  The amount of the bonus each year is determined based upon the achievement of identified goals by the executive and our company. These goals typically have been approved by the committee (or, in the case of the CEO, by our board of directors, upon the recommendation of the committee) during the early part of the performance year or the end of the preceding year. In 2005, 2006 and 2007, these goals have consisted of both corporate goals and/or goals corresponding to the business unit of the participating officer. For officers whose responsibilities are not confined to a particular business unit, the goals are weighted 100% in favor of corporate goals. Executive officers with chief corporate responsibilities include Mr. Singer and Mr. Schoen. For employees with business unit responsibilities, the weighting of the goals is allocated between corporate goals and goals of the particular business unit. Executive officers with key business unit responsibilities in 2006 included Mr. Miller as the Vice President of Global Sales, Mr. Nair as the Vice President and General Manager of the Mobility Solutions Group, and Mr. Deppe as the Vice President and General Manager of the Antenna Products Group. In 2007, the executive officers with key business unit responsibilities following the announced reorganization of business units of our company include Mr. Miller as the Vice President and General Manager of the Broadband Technology Group, and Mr. Nair continuing with his same position and responsibilities. Mr. Deppe continues as an executive officer of our company as the Executive Vice President of Strategy and Business Development, but does not have business unit responsibilities.

Corporate goals are defined in terms of planned revenue and planned EBTA (income net of taxes, stock-based compensation, acquisition intangibles amortization, goodwill impairment, restructuring charges and, in 2006, a one-time intellectual property litigation settlement award) of PCTEL on a consolidated basis. Our company’s annual financial plan as reviewed and approved by our board of directors for a particular year is the foundation of the goals used in the Short Term Incentive Plan. The goals established under the Short Term Incentive Plan are consistent with the financial and operating targets included within the annual financial plan for that year as approved by the board of directors. Business unit goals are generally defined in terms of targeted operational goals under the control of the participating employee based on anticipated business unit performance. These goals include targeted revenue, EBTA contribution and other operating measures for each particular unit for the fiscal year.

Achievement of a particular planned corporate goal and/or targeted business unit goal results in a score of 75% of the maximum potential bonus under the plan for any particular individual. This structure permits recognition of over-achievement of a planned or targeted goal by a specified amount with scores of up to 100%, as well as under-achievement with scores that scale down to no award. Scores for corporate and business unit goals are aggregated and averaged on a weighted basis in determining the amount of a particular award. However, where there is a failure to achieve the minimum targeted goal of a business unit, no award is made, even if a planned corporate goal is achieved. In establishing performance targets under the plan (including over-achievement and under-achievement levels), the committee takes into consideration the following factors:

•	Our company’s annual financial plan established by management and approved by our board of directors for the year, including management’s assessments of the challenges in achieving plan performance.

•	Areas of desired improvement in financial and operating performance of our company, not necessarily included in our company’s annual financial plan.

•	The anticipated payout of awards under the plan measured against the likelihood that our company will be able to achieve the targeted levels of performance.

In general, the committee believes that payment of 75% of the maximum potential bonus for achievement of the annual financial plan for the year presents a realistic opportunity for the executive officers and other managers participating in the Short Term Incentive Plan to realize a competitive level of compensation. The plan is designed to create a meaningful challenge in realizing the performance measures while at the same time providing incentive to accomplish the financial and operating goals of our company.

In general, once the corporate and business unit goals of our company have been established for a fiscal year, the committee has awarded payment to a named executive officer or other manager under the plan in a manner that has been consistent with such goals. On occasion, the committee has awarded special bonuses not contemplated by the Short Term Incentive Plan to managers for exemplary performance or significant commitment of personal time.

Bonus Payments in Stock.  Bonuses awarded under our 2005 and 2006 Short Term Incentive Plans were paid in shares of immediately vested shares of our common stock in lieu of cash. The committee and our board of directors have similarly determined that bonuses will continue to be paid in shares of our immediately vested common stock under the 2007 Short Term Incentive Plan. The committee approves the use of common stock as the currency for payment of bonuses under the plan in part to increase the equity ownership of management in our company, which the committee believes serves to more closely align the interests of management with those of our company’s stockholder base, and in part to conserve cash. The number of shares paid to an employee is determined by dividing the amount of the bonus by the closing price of our company’s common stock on Nasdaq on the effective date of the award. The effective date of awards paid in common stock has been the third day following the release of our financial results for the applicable year.

Summary of the 2006 Short Term Incentive Plan

The award of bonuses under the 2006 plan, approved by the committee in February 2007, reflects the below-plan revenue growth of our company and one of its business units over the preceding fiscal year. The participation in this plan by the CEO and our other named executive officers is summarized below.

	Maximum	Weighting of
	Potential	Performance			Amount
	Bonus as a %	Measures	Summary of		Awarded as a
	of 2006	(corporate/business	Performance	Dollar Value of	% of Maximum
Named Executive Officer	Annual Salary	unit)	Measures	Award(1)	Potential Bonus

Martin H. Singer Chief Executive Officer	100%	100% corporate (40% revenue, 60% EBTA)	Corporate revenue Corporate EBTA	$103,200	25.8%
John W. Schoen Chief Financial Officer	90%	100% corporate (40% revenue, 60% EBTA)	Corporate revenue Corporate EBTA	$54,567	25.8%
Jeffrey A. Miller Vice President of Global Sales (currently promoted to Vice President and General Manager of the Broadband Technology Group)	75%	80% RF Solutions Group/Mobility Solutions Group/PCTEL Ltd combined (under a sales commission structure based on sales within the control of the business units)	Sales quota/commission structure	$76,445	49.7%
		20% corporate EBTA	Corporate EBTA
Biju Nair Vice President and General Manager of the Mobility Solutions Group	75%	70% Mobility Solutions Group (45% controlled revenue, 25% controlled EBTA)	MSG controlled revenue MSG controlled EBTA	$107,580	65.2%
		30% corporate (15% revenue, 15% EBTA)	Corporate revenue Corporate EBTA
Steven L. Deppe Vice President and General Manager of the Antenna Products Group (currently serving as Executive Vice President of Strategy and Business Development)	75%	70% Antenna Products Group (25% controlled revenue, 45% controlled EBTA) 30% corporate (15% revenue, 15% EBTA)	APG controlled revenue APG controlled EBTA Corporate revenue Corporate EBTA	$0	0%

(1)	Bonus awards paid in shares of fully vested common stock.

Summary of the 2007 Short Term Incentive Plan

In March 2007, the compensation committee and our board of directors adopted a 2007 Short Term Incentive Plan with substantially the same structure as the 2006 plan. In 2007, among other factors considered by the committee in structuring performance measures under the plan were the need to continue emphasis on revenue growth and expense management. The participation in this plan by the CEO and our other named executive officers is summarized below.

	Maximum
	Potential
	Bonus as a %	Weighting of
	of 2007	Performance Measures	Summary of
Named Executive Officer	Annual Salary	(corporate/business unit)	Performance Measures

Martin H. Singer Chief Executive Officer	100%	100% corporate (60% revenue, 40% EBTA)	Corporate revenue Corporate EBTA
John W. Schoen Chief Financial Officer	90%	100% corporate (60% revenue, 40% EBTA)	Corporate revenue Corporate EBTA
Jeffrey A. Miller Vice President and General Manager of the Broadband Technology Group	85%	70% Broadband Technology Group (42% controlled revenue, 28% controlled EBTA) 30% corporate (18% revenue, 12% EBTA)	BTG controlled revenue BTG controlled EBTA Corporate revenue Corporate EBTA
Biju Nair Vice President and General Manager of the Mobility Solutions Group	75%	70% Mobility Solutions Group (42% controlled revenue, 28% controlled EBTA) 30% corporate (18% revenue, 12% EBTA)	MSG controlled revenue MSG controlled EBTA Corporate revenue Corporate EBTA
Steven L. Deppe Executive Vice President of Strategy and Business Development	40%	100% corporate (60% revenue, 40% EBTA)	Corporate revenue Corporate EBTA

Concurrently with our board of directors’ approval of the 2007 Short Term Incentive Plan, our board of directors has approved an Executive Compensation Plan for the CEO and our other named executive officers. This latter plan governs the 2007 Short Term Incentive Plan for purposes of Section 162(m) of the Code. Bonuses payable to these officers under the 2007 Short Term Incentive Plan summarized above are conditioned upon the approval of the Executive Compensation Plan by our stockholders at the 2007 annual meeting. See the discussion below on page 45 under “Section 162(m) of the Internal Revenue Code.”

Long Term Equity Incentives: Time-Based Stock Options and Time-and Performance-Based Restricted Stock

In considering long term equity incentive awards for our senior management, the committee believes that these awards should:

•	Be competitive with the market;

•	Be earned based on our company’s financial and/or market performance;

•	Create an opportunity to create long term wealth and retirement income tied to the long term performance and value of our company;

•	Balance the perceived value of the grant by the manager against its accounting cost to our company; and

•	Create a long term retention tool.

Beginning in mid-2006, the committee implemented the use of performance-based restricted stock as an element of compensation for the CEO. Performance-based restricted stock grants, in contrast with time-based restricted stock grants, vest on the achievement of established performance goals. The committee believes that performance-based stock, as with bonus payments under our company’s Short Term Incentive Plan, directly motivate management to achieve company-specific goals and objectives. However, because of the long term incentive nature of equity as an element of compensation, the committee also believes that performance-based shares are optimal as an incentive tool when they are structured around performance objectives that are targeted for accomplishment in periods typically longer than a single year. Based on the usage ratios used by our company in grants of restricted stock compared to grants of stock options, our company strives to ensure that there is no material difference in accounting cost to our company between the two incentive structures. As with time-based restricted stock, our company has the right to require that the statutory tax withholding obligations of the recipient arising on each vesting date to be met through the delivery of vested shares.

CEO Long Term Equity Incentives for 2006.  The industry survey and peer group information reviewed by the committee in assessing the level of long term incentives to be awarded to the CEO in 2006 indicated that:

•	The grant date value of the proposed incentives, combined with Mr. Singer’s proposed salary and annual targeted bonus for 2006, were relatively aligned with the 75th percentile of both survey and peer group information for executive compensation, and

•	Mr. Singer’s proposed total direct compensation was also relatively aligned with our company’s financial performance for 2005, which ranked at approximately the 75th percentile or better on most financial measures considered in the peer group data.

The committee believed that a grant of long term incentives for 2006 — a combination of stock options and performance-based restricted stock — with an economic value of approximately $1,000,000 (based on an informal approximation by the committee’s compensation consultant) reflected an appropriate level of incentive relative to Mr. Singer’s salary and bonus compensation. The committee believed that long term incentives that measured to the 75th percentile of peer group performance data were reasonable and would yield value based on the future performance of our company. It was also relevant to the committee’s deliberations that emphasis of long term incentives as a major element of Mr. Singer’s compensation served to support the strategy of structuring executive compensation to remain within the deductible limits of Section 162(m) of the Code. See the discussion below on page 45 under “Section 162(m) of the Internal Revenue Code”.

2006 Stock Option Grants to the CEO.  With these considerations in mind, our board of directors, upon the recommendation of the committee, authorized the grant to Mr. Singer of stock options as follows:

•	In May 2006, a grant for the purchase of 30,000 shares, vesting over two years, with an approximate economic value of $97,000. This grant was intended to compensate Mr. Singer for the elimination of his annual “stretch bonus”, a component of compensation which had been in place since 2004.

•	In June 2006, a grant for the purchase of 132,000 shares, vesting over four years, with an approximate economic value (based on an informal approximation by the committee’s compensation consultant) of $750,000. This grant was a key long term incentive element of Mr. Singer’s compensation for 2006.

2006 Performance-Based Restricted Stock Grant to the CEO.  Concurrently with the June 2006 stock option grant, our board of directors, upon the recommendation of the committee, authorized the grant to the CEO of 26,000 performance-based restricted shares with an approximate economic value on the date of grant (based on an informal approximation by the committee’s compensation consultant) of $250,000. This grant was made as an additional long term incentive to Mr. Singer for 2006. The performance criteria, measured over a performance period of 18 months commencing July 1, 2006 and ending December 31, 2007, were cumulative PCTEL revenue ranging from $136 million to $160 million, and total shareholder return ranging from 7.5% to 22.5%. The 18-month performance period for this grant of shares to Mr. Singer was a one-time transitional event; in 2007 and going forward, performance periods used as the basis for the grant of restricted shares are expected to correspond to fiscal years.

Subject to the achievement by our company of the two performance measures over the 18-month performance period, the actual number of shares that could be awarded to the CEO may increase (up to 150% of the targeted amount) or decrease (no shares for performance below the minimum thresholds). In addition, upon the completion of the performance period and assuming that some level of performance-based shares were earned based on the two performance measures, such shares will not “vest” to Mr. Singer unless he continues his employment with our company through June 30, 2009, representing an additional 18-month service period in addition to the performance measures. As discussed below, based on our company’s current and planned financial performance through the end of 2007, it is unlikely that any of these restricted shares will be awarded to Mr. Singer.

2007 Long Term Incentives for the CEO.  In March 2007, upon the recommendation of the committee, our board of directors approved a grant of 80,000 shares of restricted stock to the CEO, consisting of a time-based grant of 40,000 shares and a performance-based grant of 40,000 shares, with a total economic value of approximately $800,000 (based on an informal approximation by the committee’s compensation consultant). Among the factors considered by the committee in connection with its recommendation to our board of directors concerning CEO compensation for 2007 were the following:

•	Mr. Singer’s cash compensation was at the median and his total compensation was between the median and the 75th percentile, based on survey and peer group executive compensation information. In reference to its peer group, PCTEL’s financial performance was consistently at or above the median and reflected the best performance with respect to EBA margin (i.e., earnings before amortization).

•	Based on our company’s below-plan performance for 2006 and our new 2007 financial plan, the committee believed it was unlikely that our company would achieve the revenue performance established as the minimum necessary for any of Mr. Singer’s performance-based shares from his 2006 stock grant to be earned. Although the committee did not recommend any modification to the terms of this grant that would permit Mr. Singer to earn some level of award in an “under-achievement” context, it was the committee’s view that this result indicated the need to develop and refine performance measures for 2007 which would permit some minimum award in the context of a broader range of possible outcomes.

•	In addition, the committee and the Board considered Mr. Singer’s performance as the CEO, his cumulative equity ownership in our company, the application of internal budgeting factors to reduce the usage rate of equity incentives under our 1997 Stock Plan, the value of long term incentives as a component of Mr. Singer’s total compensation, and internal pay equity considerations relating to the level of incentives granted to Mr. Singer in comparison to the level of incentives granted to the other executives for 2007.

The 40,000-share time-based restricted stock grant awarded to Mr. Singer will vest in equal annual increments over a period of four years, subject to his continued service.

The 40,000-share performance-based restricted stock grant awarded to Mr. Singer may be earned on an annual basis, subject to his continued service and based on the achievement of corporate performance measures. These measures consist of (i) annual revenue growth and (ii) annual “pro forma” net income growth (i.e., net income as adjusted for the exclusion of licensing fees, restructuring charges, intangible charges for goodwill, and stock-based compensation charges), assessed each fiscal year over a period of four years. The annual revenue growth target and the annual “pro forma” net income growth target each range from 5% to 25%, and the percentage of the performance-based shares that may be earned by Mr. Singer based on achievement of the measures ranges from 150% at the 25% level of annual growth or higher (i.e., a potential maximum of 60,000 shares), and no shares at less than the 5% level of annual growth. The two measures are weighted equally and averaged for purposes of determining the number of shares to be earned. In addition, using the same methodology, Mr. Singer is permitted a final opportunity at the end of the four-year period to earn any remaining shares based on cumulative corporate performance over the four years.

2006 Long Term Incentives for Other Named Executive Officers.  In March 2006, the committee approved the grant of restricted stock to our named executive officers (other than the CEO) as follows:

Number of
Name of Officer	Restricted Shares

John W. Schoen, Chief Financial Officer	38,000
Jeffrey A. Miller, Vice President of Global Sales	26,000
Biju Nair, Vice President and General Manager, Mobility Solutions Group	26,000
Steven L. Deppe, Vice President and General Manager, Antenna Products Group	26,000

These restricted stock grants vest in equal annual increments over a period of five years, subject to continued service. In addition, Mr. Nair received a stock option for 5,000 shares in recognition of his contributions and leadership as the head of our Mobility Solutions Group.

The committee considered a number of factors in approving these incentives, including our company’s favorable financial performance in 2005, their individual contributions as senior managers within our company, equity incentive levels in previous years, the value of these awards relative to their total compensation for 2006, and their cumulative equity ownership in our company.

2007 Long Term Incentives for Other Named Executive Officers.  In March 2007, the committee approved the grant of restricted stock to the named executive officers identified below as follows:

	Number of	Number of
	Performance-Based	Time-Based
Name and Title	Restricted Shares	Restricted Shares

John W. Schoen, Chief Financial Officer	11,000	11,000
Jeffrey A. Miller, Vice President and General Manager, Broadband Technology Group	15,000	15,000
Biju Nair, Vice President and General Manager, Mobility Solutions Group	11,000	11,000

The time-based stock grant awarded to each officer will vest in equal annual increments over a period of four years, subject to his continued service.

The performance-based stock grant awarded to each officer may be earned on the same basis as described above for Mr. Singer in respect of his 2007 performance-based stock grant.

The committee determined that in 2007, 50% of the long term incentives annually granted to the executive officers of our company should be performance-based, consistent with the committee’s philosophy that compensation at the executive level should be tied to corporate performance. The committee considered a number of factors in approving both the time-based and the performance-based incentives, including our company’s below-plan financial performance in 2006, the individual performance contributions of each officer, equity incentive levels in previous years, the value of these awards relative to their total compensation for 2007, and their cumulative equity ownership in our company, and budgeting factors in determining to reduce the usage rate of equity incentives under our 1997 Stock Plan. Mr. Miller’s incentive grant reflected his promotion and substantially increased revenue responsibility for our newly formed Broadband Technology Group. Mr. Deppe was not included in the grant of long term incentives pending an evaluation of his business development and corporate strategy responsibilities.

Other Benefits

•	The 1998 Employee Stock Purchase Plan allows employees of our company to participate electively in a plan under which, through individual payroll deductions, they are permitted twice a year to buy shares at prices discounted from the trading price of the stock. All company employees, including our officers, are eligible to participate in this plan.

•	We maintain a 401(k) plan for our employees, administered by an independent plan administrator which provides a selection of investment alternatives from which plan participants may choose. Our company matches up to the first 4% contributed by a plan participant, which vests immediately. All company employees, including our officers, are eligible to participate in this plan.

•	We offer standard healthcare benefits to our employees, including medical, dental, vision benefits, term life insurance and long term disability insurance. All or a substantial portion of these plan benefits are paid by our company. All company employees, including our officers, are eligible to participate in our healthcare plans.

•	We provide an Executive Deferred Compensation Plan, a cash-based plan, for our executive officers and senior managers. Under this plan, our executives may defer up to 50% of salary and 100% of cash bonus with a minimum of $1,500. In addition, we provide a 4% matching cash contribution which vests over three years subject to the executive’s continued service. The executive has a choice of investment alternatives from a menu of mutual funds. The plan is administered by the compensation committee and an outside benefits firm tracks investments and provides our executives with quarterly statements showing relevant contribution and investment data. Upon termination of employment, death, disability or retirement, the executive will receive the value of his account in accordance with the provisions of the plan. Upon retirement, the executive may request to receive either a lump sum payment, or payments in annual installments over 15 years or over the lifetime of the participant with 20 annual payments guaranteed.

•	We also offer an Executive Deferred Stock Compensation, a stock-based plan, for our executives, which permits executive officers to defer the receipt of equity incentives awarded to them. There has been no participation in this plan by any of our officers to date.

Change in Control and Severance Arrangements

The table below and the summary of retention arrangements related to benefits associated with a change in control of our company should be read in conjunction with the table on page 54 of this proxy statement.

	Severance Benefits, i.e., Involuntary Termination Not					Change in Control Benefits, i.e., Involuntary Termination Within
	Related to a Change in Control					12 Months of a Change in Control
					Acceleration
				Acceleration	of Unvested	Months				Acceleration
				of Unvested	Restricted	of Salary	Short Term		Acceleration	of Unvested
	Salary		Healthcare	Options	Shares	(Paid in	Incentive	Healthcare	of Unvested	Restricted
Name	Continuation		(in Months)	(in Months)	(in Months)(2)	Lump Sum)	Plan(3)	(in Months)	Options	Shares(4)

Martin H. Singer	12 months	(1)	Up to 18 months	12 months	12 months	24 months	100%	Up to 12 months	100%	100%
John W. Schoen	12 months		Up to 18 months	12 months	12 months	18 months	100%	Up to 12 months	100%	100%
Jeffrey A. Miller	12 months		Up to 18 months	12 months	12 months	18 months	100%	Up to 12 months	100%	100%
Biju Nair	12 months		Up to 18 months	12 months	12 months	18 months	100%	Up to 12 months	100%	100%
Steven L. Deppe	12 months		Up to 12 months	12 months	12 months	18 months	100%	Up to 12 months	100%	100%

(1)	Includes 100% of the maximum potential bonus payable under the Short Term Incentive Plan.

(2)	As authorized by the committee in March 2007, the occurrence of an involuntary termination during an annual performance period will result in an immediate vesting of the target number of performance-based restricted shares established for that period, and the loss of the right to earn any other performance-based shares.

(3)	Includes 100% of the bonus pro rated for the length of service during the fiscal year, at the higher of the bonus amount for the year of the change of control or the year in which termination occurred.

(4)	As authorized by the committee in March 2007, performance-based restricted shares will automatically convert into time-based restricted shares subject to linear vesting over four years, with no performance contingencies, upon the occurrence of a change in control, and will accelerate 100% in the event of the officer’s involuntary termination at any time within 12 months following the change in control.

In 2006, the committee, working with the CEO, reviewed the severance and change of control benefits of all managers of our company under existing employment and management retention agreements and arrangements. This review was undertaken to promote uniformity of benefits and to eliminate historical anomalies associated with managers who had joined our company at different times or under unique circumstances. In conjunction with this review, the CEO agreed to reduce his salary continuation severance benefit under his employment agreement from

24 to 12 months, consistent with the levels established for the other named executive officers. Previously, Mr. Singer had also voluntarily agreed to modify his employment agreement to eliminate his personal car allowance, his CEO “stretch bonus” plan, and his post-retirement healthcare benefits, all for the purpose of promoting parity of benefits with the other named executive officers in our company. In 2006, the retention and employment agreements of our other named executive officers and our vice-presidents were amended as necessary to ensure that the benefit levels were consistent based on seniority of the manager, and in accord with industry norms as determined by the committee, its independent compensation consultant and the CEO.

A change in control is defined to include any merger, reorganization or acquisition of our company, including by way of sale of all or substantially all of our assets, in which a majority of the voting control of our company is transferred. The retention benefits summarized in the table above in connection with a change in control are based on a “double trigger” structure, i.e., no benefit will be provided unless there is both (i) a completed change in control event, and (ii), within 12 months following such event, the manager’s employment is involuntarily terminated. The committee and the CEO believe that all managers of our company should contribute to the success of our company following any possible merger or acquisition, to the extent permitted by the successor or acquirer. The “double trigger” structure ensures that our managers have the necessary motivation to support our company during a post-acquisition transition. The principal retention benefits that result from this structure include lump sum payment of a specified percentage of annual salary, acceleration of 100% of any then unvested equity incentives, and company-paid healthcare benefits for a specified period of time. The committee believes that the level of these benefits would not in the aggregate represent a financial deterrent to a buyer or successor entity in considering a combination transaction with our company.

Our named executive officers and other managers are also entitled to severance and related benefits in connection the involuntary termination of their employment under their employment agreements with our company. The level of these benefits was similarly reviewed by the committee and the CEO in 2006, also for the purpose of uniformity and to reassess them against industry norms and corporate objectives. The principal severance benefits include salary continuation and company-paid healthcare benefits for a specified period of time. In addition, upon the occurrence of an involuntary termination or death or disability, severance benefits include 12 months accelerated vesting of any then unvested time-based restricted shares, and immediate vesting of performance-based restricted shares in the amount targeted for vesting in the performance year in which termination, death or disability occurs.

In the case of the CEO, severance benefits resulting from involuntary termination also includes payment of the maximum potential bonus under our Short Term Incentive Plan; in the event of death or disability, the amount of the bonus that would be paid under our Short Term Incentive Plan would be based on the actual amount of the bonus determined for the performance year in which death or disability occurred, pro rated for the year based on the date of death or disability. The current employment agreement with Mr. Singer also imposes a non-competition and non-solicitation covenant with a term of 12 months from his termination date in connection with his severance arrangements; these covenants have a term of 24 months from his termination date in connection with a change in control that is followed by the involuntary termination of his employment.

Section 162(m) of the Internal Revenue Code

Under Section 162(m) of the Code, our company is able for federal tax purposes to deduct compensation paid to the CEO and our four other named executive officers only if the compensation for such officer is less than $1 million during the fiscal year, or is “performance-based,” as defined under Section 162(m).

The committee has considered the corporate tax deductibility limits under Section 162(m). Although it is the objective of the committee to seek to qualify all executive compensation as deductible, the committee has not adopted a policy with this objective, in order to provide flexibility and to ensure that our executive compensation programs remain competitive.

In 2006, although the total compensation (other than performance-based compensation) paid to Mr. Singer exceeded the $1 million threshold under Section 162(m), the loss of deductibility as to this excess did not materially affect our company’s financial results for the fiscal year. No other named executive officers received compensation in 2006 which approached the $1 million threshold. In 2006, the committee considered or acted upon the following in connection with structuring executive compensation:

•	Stock option grants under the 1997 Stock Plan, which carry an exercise price equal to the fair market value of the stock on the grant date, are considered “performance-based compensation” under Section 162(m) and therefore do not count against the $1 million threshold.

•	The 1997 Stock Plan was amended in 2006 to optimize our company’s ability to use performance-based restricted stock and other equity incentives without counting the value of those incentives against the Section 162(m) threshold. As a result, the performance-based restricted stock that was included in the CEO’s compensation for 2006, and included in the compensation of the CEO and the other named executive officers for 2007, will not count against the $1 million threshold for these officers.

•	The committee has recommended and our board of directors has approved the adoption of an Executive Compensation Plan. This plan, which covers the CEO and our other named executive officers, is designed to govern our company’s annual Short Term Incentive Plan to permit the payment of bonuses to these officers under a Section 162(m)-compliant structure. If the Executive Compensation Plan is approved by the stockholders at our 2007 annual meeting, it will permit the bonus awards to be paid to these officers beginning with the 2007 performance year to qualify as “performance-based” compensation under Section 162(m).

Section 409A of the Internal Revenue Code

Section 409A of the Code, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements. These include new requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

The committee evaluates the various benefit plans and compensation arrangements that we have in place for our officers and management, and requires modifications of these plans and arrangements as necessary to comply with the requirements of Section 409A.

Adjustment of Awards

Our company’s financial statements and the related financial performance goals and measures used by the committee as the basis for executive compensation have not to date been subject to revision or restatement. As a result, the committee has never been required to consider an adjustment of an award made on the basis of a relevant financial measure that has been revised or restated. However, if such a circumstance were to occur, the committee and our board of directors would consider all appropriate remedial measures, which may include the recovery of amounts that were inappropriately awarded to an individual executive.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Securities Exchange Act of 1934, as amended, and, based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our company’s 2006 Annual Report on Form 10-K.

The Compensation Committee

Richard C. Alberding
John R. Sheehan
Brian J. Jackman

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table presents the compensation of our Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers for the fiscal year ended December 31, 2006. We refer to these individuals elsewhere in this proxy as “named executive officers.”

Summary Compensation Table for the Fiscal Year Ended December 31, 2006

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary(1)	Bonus(2)	Awards(3)	Awards(3)	Compensation(4)	Earnings	Compensation		Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)		($)

Martin H. Singer	2006	375,000	—	—	137,402	103,200	—	23,574	(5)	639,176
Chief Executive Officer
John W. Schoen	2006	230,000	—	49,791	—	54,467	—	21,516	(6)	355,774
Chief Financial Officer
Jeffrey A. Miller	2006	205,000	—	34,068	—	76,445	—	12,716	(7)	328,229
Vice President of Global Sales (currently promoted to Vice President and General Manager of the Broadband Technology Group)
Biju Nair	2006	216,250	—	34,068	6,475	107,580	—	23,016	(8)	387,389
Vice President and General Manager of the Mobility Solutions Group
Steven L. Deppe	2006	249,442	—	39,816	—	—	—	24,363	(9)	313,621
Vice President and General Manager of the Antenna Products Group (currently serving as Executive Vice President of Strategy and Business Development)

(1)	The amount shown reflects salary paid during fiscal 2006 and includes increases in each named executive officer’s base salary made during the fiscal year.

(2)	We pay performance-based bonuses to our named executive officers in the form of common stock under the PCTEL Short Term Incentive Plan. Payments made under this Plan are reported in the “Non-Equity Incentive Plan Compensation” column. Please see footnote 4 below for additional information regarding these payments.

(3)	The values shown reflect the dollar amount recognized in fiscal 2006 for financial reporting purposes utilizing fair value under FAS 123R. The assumptions we use in calculating these amounts are discussed in note 11 to our financial statements for the fiscal year ended December 31, 2006, which were filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. In fiscal 2006, Mr. Singer received 26,000 performance-based shares. Based on our financial results for the fiscal year ended December 31, 2006, it is unlikely that the performance measures will be met. Therefore, the table excludes any value that could otherwise be attributed to these shares.

(4)	The value shown reflects the amounts paid in vested shares of common stock in lieu of cash in 2007 under the PCTEL Short Term Incentive Plan for the performance year 2006 and is calculated on achievement of overall corporate goals for Messrs. Singer and Schoen and a combination of business unit goals and corporate goals in the case of Messrs. Miller, Nair, and Deppe. The details of the PCTEL Short Term Incentive Plan are discussed under “Compensation Discussion and Analysis” above.

(5)	The value shown represents payments on behalf of Mr. Singer for the company match in the 401(k) plan of $9,000; the company match in the executive deferred compensation plan of $560; healthcare premiums of

$11,809; group life insurance premium of $706; and $1,500 for the issuance of a patent consistent with our patent issuance policy.

(6)	The value shown represents payments on behalf of Mr. Schoen for the company match in the 401(k) plan of $9,000; healthcare premiums of $11,809; and $706 for group life insurance.

(7)	The value shown represents payments on behalf of Mr. Miller for the company match in the 401(k) plan of $200; healthcare premiums of $11,809; and $706 for group life insurance.

(8)	The value shown represents payments on behalf of Mr. Nair for the company match in the 401(k) plan of $8,800; the company match in the executive deferred compensation plan of $200; healthcare premiums of $11,809; group life insurance premium of $706; and $1,500 for the issuance of a patent consistent with our patent issuance policy.

(9)	The value shown represents payments on behalf of Mr. Deppe for the company match in the 401(k) plan of $9,000; healthcare premiums of $11,542; car allowance of $3,115 through April 2006; and $706 for group life insurance.

The following table provides information on plan-based awards granted in fiscal 2006 to each of our named executive officers.

Grants of Plan-Based Awards for the Fiscal Year Ended December 31, 2006

									All Other	All Other
									Stock	Option
									Awards	Awards	Exercise	Grant Date
			Estimated Possible Payouts			Estimated Future Payouts			Number of	Number of	or Base	Fair Value
			Under Non-Equity			Under Equity			Shares of	Securities	Price of	of Stock
		Board	Incentive Plan Awards(2)			Incentive Plan Awards(3)			Stock	Underlying	Option	and Options
	Grant	Action	Threshold	Target	Maximum	Threshold	Target	Maximum	in Units	Options	Awards	Awards
Name	Date(1)	Date(1)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	$

Martin H. Singer	5/1/2006	3/16/2006								30,000 (4)	10.56	316,800
	8/1/2006	6/26/2006								132,000 (5)	9.16	1,209,120
	8/1/2006	6/26/2006				—	26,000	32,890 (5)
			—	300,000	400,000
John W. Schoen	3/16/2006								38,000 (6)			322,240
			—	158,625	211,500
Jeffrey A. Miller	3/16/2006								26,000 (6)			220,480
			—	115,313	153,750
Biju Nair	3/16/2006									5,000 (7)	8.48	42,400
	3/16/2006								26,000 (6)			220,480
			—	123,750	165,000
Steven L. Deppe	3/16/2006								26,000 (6)			220,480
	5/1/2006	4/13/2006							2,480 (8)			24,750
			—	137,813	183,750

(1)	In the case of the grants to Mr. Singer and Mr. Deppe’s grant related to the elimination of his car allowance the board action date represents the date when the compensation committee approved the award and the grant date (which was approved by the committee at the time of the grant) is the date when the award was issued.

(2)	Represents potential payments under the PCTEL Short Term Incentive Plan to be paid in immediately vested shares of common stock in lieu of cash. A summary of the principal terms of this Plan are discussed under “Compensation Discussion and Analysis” above.

(3)	Represents potential award of performance-based restricted stock. A summary of the principal terms of this element of compensation are discussed under “Compensation Discussion and Analysis” above.

(4)	The stock options were granted as a one-time replacement for Mr. Singer’s annual stretch bonus, which was terminated in fiscal 2006. These options vest in two equal annual installments beginning on the first anniversary of the vesting commencement date.

(5)	The 132,000 options and the 26,000 performance-based restricted shares were granted to Mr. Singer as long term incentives under the 1997 Stock Plan. See the discussion under “Compensation Discussion and Analysis” above. The stock options were granted pursuant to the 1997 Stock Plan and vest over a period of 4 years, at the rate of 25% of the option shares vesting after the first year and the balance in equal monthly increments over the remaining 36 months. Based on our financial results for the fiscal year ended December 31, 2006, it is unlikely that the performance measures for the 26,000 performance-based shares will be met. A description of the performance-based measures and other terms are discussed under “Compensation Discussion and Analysis” above.

(6)	Represents time-based restricted shares granted as long term incentives under the 1997 Stock Plan. These shares vest in equal monthly increments over a period of 5 years.

(7)	Represents a stock option granted as a long term incentive under the 1997 Stock Plan. This option vests over a period of 4 years, at the rate of 25% of such option shares vesting after the first year and the balance in equal monthly increments over the remaining 36 months.

(8)	36.4% of the shares vest on each of the first and second anniversaries of the grant date with the remaining shares vesting on February 1, 2009. These shares were granted in lieu of a contractual obligation to provide Mr. Deppe with a car allowance that was discontinued in May 2006.

The following table shows the number of exercisable and unexercisable equity awards held by our named executive officers on December 31, 2006.

Outstanding Equity Awards at Fiscal Year End December 31, 2006

	Option Awards							Stock Awards
											Equity
											Incentive
					Equity						Plan Awards:
					Incentive					Equity	Market
					Plan Awards:				Market	Incentive	or Payout
	Number of		Number of		Number			Number of	Value	Plan Awards:	Value of
	Securities		Securities		of Securities			Shares	of Shares	Unearned	Unearned
	Underlying		Underlying		Underlying			or Units	or Units	Shares, Units	Shares, Units
	Unexercised		Unexercised		Unexercised	Option		of Stock	of Stock	or Other Rights	or Other Rights
	Options		Options		Unearned	Exercise	Option	That Have	That Have	That Have	That Have
	Exercisable		Unexercisable		Options	Price	Expiration	Not Vested	Not Vested	Not Vested	Not Vested
Name	(#)		(#)		(#)	($)	Date	(#)	($)	(#)	($)

Martin H. Singer	—		132,000	(1)		9.16	8/1/2016
	—		30,000	(2)		10.56	5/1/2016
	35,417	(3)	64,583	(3)		9.09	8/1/2015
	100,000	(4)	—			11.65	7/1/2014
	100,000	(5)	—			11.60	9/2/2013
	57,500	(6)	2,500	(6)		6.60	2/6/2013
	100,000	(7)	—			7.20	5/30/2012
	69,864	(8)	—			6.66	10/23/2011
	70,736	(9)	—			7.00	3/16/2011
	7,500	(10)	—			8.84	1/12/2011
	15,000	(11)	—			8.84	1/12/2011
	15,000	(12)	—			10.25	8/3/2009
								200,920	1,878,602	26,000	243,100
John W. Schoen	67,000	(4)	—			11.84	2/11/2014
	7,292	(6)	2,083	(6)		6.60	2/6/2013
	43,333	(14)	—			7.95	3/15/2012
	8,733	(16)	—			8.00	11/15/2011
								129,940	1,214,939
Jeffrey A. Miller	52,000	(4)	—			11.84	2/11/2014
	8,333	(6)	1,667	(6)		6.60	2/6/2013
	80,000	(14)	—			7.95	3/15/2012
	45,000	(16)	—			8.00	11/15/2011
								99,580	931,073
Biju Nair	—		5,000	(13)		8.48	3/16/2016
	62,000	(4)	—			11.84	2/11/2014
	28,333	(6)	1,667	(6)		6.60	2/6/2013
	21,667	(14)	—			7.95	3/15/2012
	80,000	(15)	—			9.00	1/31/2012
								99,580	931,073
Steven L. Deppe	150,000	(4)	—			10.70	1/2/2014
								49,280	460,768

(1)	1/4th of the option vests on July 1, 2007 and 1/48th vests each month thereafter until July 1, 2010.

(2)	1/2 of the option vests on May 1, 2007 and 1/2 of the option vests on May 1, 2008.

(3)	1/4th of the option vested on July 1, 2006 and 1/48th vests each month thereafter until July 1, 2009.

(4)	All of the shares vested on January 28, 2005.

(5)	1/48th of the option vested monthly from December 3, 2003 with the vesting of the remaining shares fully accelerated on January 28, 2005.

(6)	1/4th of the option vested on February 6, 2004 and 1/48th vests each month thereafter until February 6, 2007.

(7)	1/4th of the option vested on May 9, 2003 and 1/48th vested each month thereafter until May 9, 2006.

(8)	1/48th of the option vested monthly from December 23, 2001 until October 23, 2004.

(9)	1/2 of the option vested on March 16, 2002 and 1/2 of the option vested on March 16, 2003.

(10)	All of the shares vested on January 2, 2002.

(11)	1/4th of the option vested on January 2, 2002 and 1/48th vested each month thereafter until January 2, 2005.

(12)	1/3rd of the shares vested on August 3, 2000 and 1/3rd vested annually until August 3, 2002.

(13)	1/4th of the option vests on February 11, 2007 and 1/48th vests each month thereafter until February 11, 2010.

(14)	1/48th of the option vested monthly from March 15, 2002 until March 15, 2006.

(15)	1/4th of the option vested on January 28, 2003 and 1/48th vested each month thereafter until January 28, 2006.

(16)	1/36th of the option vested monthly from November 15, 2001.

The table below shows the number of shares of our common stock acquired during fiscal 2006 by our named executive officers upon the exercise of stock options or the vesting of stock awards.

Option Exercises and Stock Vested at Fiscal Year End December 31, 2006

	Options Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized on	Shares Acquired	Value Realized
	on Exercise	Exercise(1)	on Vesting	on Vesting(2)
Name	(#)	($)	(#)	($)

Martin H. Singer	—	—	33,640	340,705
John W. Schoen	61,059	223,163	32,980	311,501
Jeffrey A. Miller	30,000	122,400	28,060	270,858
Biju Nair	—	—	28,060	270,858
Steven L. Deppe	—	—	30,200	262,672

(1)	The value represents the difference between the exercise price of the stock option and the closing price of our common stock on the date of exercise multiplied by the shares exercised.

(2)	The value represents the closing price of our common stock as of the vesting date multiplied by the number of shares that vested on such date.

The following table shows the executive contributions, company contributions, earnings and account balances for our named executive officers in our Executive Deferred Compensation Plan for the fiscal year ended December 31, 2006.

Nonqualified Deferred Compensation for the Fiscal Year Ended December 31, 2006(1)

	Executive	Registrant	Aggregate	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Earnings	Withdrawals/	at December 31,
	2006	2006	in 2006	Distributions	2006
Name	($)	($)	($)	($)	($)

Martin H. Singer	14,000	560	38,314	—	417,485
John W. Schoen	—	—	928	—	23,877
Jeffrey A. Miller	—	—	2,200	—	26,648
Biju Nair	5,000	200	2,293	—	41,428
Steven L. Deppe	—	—	4,840	—	129,739

(1)	Under our Executive Deferred Compensation Plan, executives can defer up to 50% of salary and 100% of cash bonus subject to a minimum of $1,500. In addition, we provide a 4% matching contribution that vests over three years from the date of the investment. The executive has a choice of investments from a menu of mutual funds. The value can increase or decrease depending on the performance of the funds chosen. Monthly, the executive may change where future deposits and current balances are invested. The Plan is administered by the compensation committee and a professional administrator tracks investment returns and provides participants with quarterly statements showing participant and company contributions, and gain/(loss) on investments related to corporate-owned life insurance. There is a provision by which a participant may petition the compensation committee for a hardship withdrawal. If granted, the participant is prohibited from making any further contributions for the remainder of the calendar year. Upon termination of employment, death, disability or retirement, the executive will receive the value of his account in accordance with the provisions of the Plan. Participants may elect to receive payment upon retirement as a lump sum, in annual installments over 15 years, or in installments over the lifetime of the participant, with 20 annual payments guaranteed. The participant must make his choice no sooner than one year from the date of retirement.

The “Executive Contributions” and “Registrant Contributions” columns above show amounts that were also reported in the “Summary Compensation Table for the Fiscal Year Ended December 31, 2006” above on page 48. These amounts, as well as amounts in the “Aggregate Balance” column above that were previously reported in the Summary Compensation Tables in our proxy statements for prior fiscal years are quantified below.

		Amounts included in
	Amounts included in Both	Nonqualified Deferred
	Nonqualified Deferred	Compensation Table
	Compensation Table and	previously Reported in
	2006 Summary	Prior Years’ Summary
	Compensation Table	Compensation Table
Name	($)	($)

Martin H. Singer	14,560	314,095
John W. Schoen	—	20,800
Jeffrey A. Miller	—	20,800
Biju Nair	5,200	31,198
Steven L. Deppe	—	122,200

The following table estimates amounts payable to our named executive officers as if a termination or change in control occurred on December 31, 2006.

Potential Payments Upon Termination or Change in Control as of December 31, 2006

Severance Benefits, i.e., Involuntary Termination Not Related to a Change in Control(1)							Change in Control Benefits, i.e., Involuntary Termination Within 12 Months of a Change in Control (1,8)
		Short						Short
		Term			Restricted			Term			Restricted
		Incentive		Option	Shares			Incentive		Option	Shares
	Salary	Plan	Healthcare	Acceleration	Acceleration		Salary	Plan	Healthcare	Acceleration	Acceleration
	(2)	(2)	(3)	(4)	(5,6)	Total	(2)	(3)	(4)	(5)	(6,7)	Total
Name	$	$	$	$	$	$	$	$	$	$	$	$

Martin H. Singer	400,000	400,000	22,142	22,258	314,534	1,158,934	800,000	300,000	11,809	48,747	1,878,602	3,039,158
John A. Schoen	235,000		22,142	5,728	379,423	642,293	352,500	158,625	11,809	5,728	1,214,939	1,743,601
Jeffrey A. Miller	205,000		22,142	4,584	310,981	542,707	307,500	115,313	11,809	4,584	931,073	1,370,279
Biju Nair	220,000		22,142	6,578	310,981	559,701	330,000	123,750	11,809	8,934	931,073	1,405,566
Steven L. Deppe	245,000		14,428	—	105,674	365,102	367,500	137,813	11,542	—	460,768	977,623

(1) The amounts set forth in the “Termination” table above assume that termination of the named executive officer’s employment occurred outside of 12 months of a “Change in Control” as a result of “Involuntary Termination” other than for “Cause, Death or Disability” or “Voluntary Termination” for “Good Reason.” If a named executive officer’s employment were terminated for reasons other than the foregoing, such named executive officer would not be entitled to receive payments under any severance agreement with us. The material terms of the severance benefits set forth in the management retention agreements that we have with each of our named executive officers are described in greater detail under “Compensation Discussion and Analysis” above.

(2) Salary represents 12 months of base pay, paid on a continuing basis in accordance with normal payroll. Mr. Singer is also entitled to payment of 100% of his maximum potential bonus, i.e., an additional $400,000, payable over 12 months under the Short Term Incentive Plan.
(3) Represents up to 18 months of healthcare coverage 100% paid by our company. Mr. Deppe’s benefit is up to 12 months.
(4) Options partially accelerate as if the named executive officer continued to be employed for 12 months. In March 2007, our board of directors determined to permit partial acceleration of options if termination results from death or disability. The value represents the acceleration of 12 months vesting of options based on the closing price of our common stock at December 31, 2006 of $9.35 per share net of the exercise price and excluding options with an exercise price in excess of $9.35.
(5) Time-based restricted shares partially accelerate as if the named executive officer continued to be employed for 12 months. The value represents the number of shares accelerated assuming vesting through December 31, 2007 multiplied by the closing price of our common stock at December 31, 2006 of $9.35 per share. Termination includes death or disability.
(6) In fiscal 2006, Mr. Singer received 26,000 performance-based shares. Based on our financial results for the fiscal year ended December 31, 2006, it is unlikely that the performance measures will be met. Therefore, the table excludes any value that could otherwise be attributed to these shares.

(1) The amounts set forth in the ‘‘Change in Control” table above assume that termination of the named executive officer’s employment occurred within 12 months of a “Change in Control” of PCTEL for one of the reasons listed in footnote (1) to the ‘‘Termination” table. If a named executive officer’s employment were terminated for reasons other than the foregoing, such named executive officer would not be entitled to receive payments under any severance agreement with us. The material terms of the severance benefits set forth in the management retention agreements that we have with each of our named executive officers are described in greater detail under ‘‘Compensation Discussion and Analysis” above.
(2) Salary represents 150% of annual salary and is paid in lump sum after both (i) the completion of a change in control and (ii) involuntary termination of employment, as defined by contract, i.e., a ‘‘double trigger” structure. See ‘‘Compensation Discussion and Analysis” above. Mr. Singer’s salary represents 200% of current salary.
(3) Represents the target potential bonus assuming the named executive officer continues as an employee during the entire fiscal year. The actual amount will vary depending on the specific date of the change in control relative to the performance period and the employment termination date.
(4) Represents the current company contribution rate of 80% paid by our company for healthcare coverage for up to 12 months.
(5) Under the terms of the contract providing for change in control benefits, all then unvested stock options accelerate. The value represents all accelerated options, assuming vesting based on the closing stock price at December 31, 2006 of $9.35 per share and net of the exercise price and excluding options with an exercise price in excess of $9.35.
(6) Under the terms of the contract providing for change in control benefits, all then unvested time-based restricted shares vest. The value represents the number of shares that will vest multiplied by the closing price of our common stock at December 31, 2006 of $9.35 per share.
(7) In fiscal 2006, Mr. Singer received 26,000 performance-based shares. Based on our financial results for the fiscal year ended December 31, 2006, it is unlikely that the performance measures will be met. Therefore, the table excludes any value that could otherwise be attributed to these shares.
(8) We have calculated the impact of Section 280G of the Code as applied to payments made in connection with a change in control (‘‘parachute” payments). No excise tax under Sections 280G and 4999 of the Code applies. The assumptions used to determine whether an excise tax was required were based on a change in control date of December 31, 2006. All equity which was assumed accelerated in such calculation was valued at $9.35 per share.

Equity Compensation Plan Information

The following table provides information as of December 31, 2006 about our common stock that may be issued upon the exercise of options and rights under all of our existing equity compensation plans, including our 1997 Stock Plan, 1998 Director Stock Option Plan, 1998 Employee Stock Purchase Plan and 2001 Nonstatutory Stock Option Plan.

					Number of Securities
					Remaining Available for
					Future Issuance
					Under Equity
	Number of Securities		Weighted-Average		Compensation Plans
	to be Issued		Exercise Price of		(Excluding Securities
	Upon Exercise of		Outstanding Options,		Reflected in the
	Outstanding Options		Warrants and Rights		First Column)
Plan Category	and Rights (#)		($)		(#)

Equity compensation plans approved by security holders(1)	3,470,070	(3)	$9.76	(3)	3,980,294	(4)
Equity compensation plans not approved by security holders(2)	492,695		$8.28		161,382	(5)

Total	3,962,765		$9.63		4,141,676

(1)	Comprised of our 1997 Stock Plan, 1998 Director Stock Option Plan and 1998 Employee Stock Purchase Plan. Our stockholders approved the amendment and restatement of the 1997 Stock Plan at our 2006 annual meeting, which replaced the prior 1997 Stock Plan and the 1998 Director Stock Option Plan. No further awards will be made under the 1998 Director Stock Option Plan, but it will continue to govern awards previously granted thereunder.

(2)	Comprised of our 2001 Nonstatutory Stock Option Plan and options to purchase 150,000 shares of our common stock granted outside of a formalized plan to each of John W. Schoen and Jeffrey A. Miller on November 15, 2001 in connection with their initial employment with us. Under the terms of our 2001 Nonstatutory Stock Option Plan, no options may be granted under such plan to our officers or directors. A description of the material terms of our 2001 Nonstatutory Stock Option Plan is provided below.

(3)	We are unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under our 1998 Employee Stock Purchase Plan or the weighted average exercise price of outstanding rights under our 1998 Employee Stock Purchase Plan. The 1998 Employee Stock Purchase Plan provides that shares of our common stock may be purchased at a per share price equal to 85% of the fair market value of the common stock at the beginning of the offering period or a purchase date applicable to such offering period, whichever is lower.

(4)	This number includes 2,273,557 shares available for future issuance under our 1997 Stock Plan, and 1,706,737 shares available for future issuance under our 1998 Employee Stock Purchase Plan as of December 31, 2006. The 1998 Employee Stock Purchase Plan currently provides that the number of securities available for issuance under such plan shall automatically increase on the first day of each fiscal year by the lesser of (i) 350,000 shares, (ii) 2% of the outstanding shares on such date or (iii) a lesser amount determined by the board of directors. If the amendment and restatement of the 1998 Employee Stock Purchase Plan set forth in Proposal #2 is approved, this automatic increase provision will be removed.

(5)	All such shares are available for future issuance under our 2001 Nonstatutory Stock Option Plan.

2001 Nonstatutory Stock Option Plan

In August 2001, our board of directors approved the 2001 Nonstatutory Stock Option Plan. The 2001 Nonstatutory Stock Option Plan has not been submitted to our stockholders for approval.

The material terms of the Nonstatutory Stock Option Plan are summarized as follows:

Purpose

The purposes of the 2001 Nonstatutory Stock Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants and to promote the success of our business.

Eligibility to Participate in the 2001 Nonstatutory Stock Option Plan

Nonstatutory stock options may be granted to our consultants and our employees who are not officers or directors.

Number of Shares Covered by the 2001 Nonstatutory Stock Option Plan

Our board of directors reserved 750,000 shares of our common stock for issuance under the 2001 Nonstatutory Stock Option Plan. As of December 31, 2006, options to acquire 492,695 shares were outstanding under the 2001 Nonstatutory Stock Option Plan, out of the 750,000 shares reserved for issuance, and 161,382 shares remained available for future issuance. Pursuant to the rules of the Nasdaq Stock Market, the board of directors will not make further amendments to the 2001 Nonstatutory Stock Option Plan to increase the aggregate number of shares of common stock authorized for issuance without stockholder approval.

Awards Permitted under the 2001 Nonstatutory Stock Option Plan

The 2001 Nonstatutory Stock Option Plan authorizes the granting of nonstatutory stock options only.

Terms of Options

The exercise price and term of an option will be determined by the administrator of the plan, which is the board of directors or its appointed committee. Payment of the exercise price may be made by cash, check, promissory note, other shares of our common stock, cashless exercise, a reduction in the amount of any company liability to the optionee, any other form of consideration permitted by applicable law or any combination of the foregoing methods of payment. Options may be made exercisable only according to the terms of the plan and under the conditions the board of directors or its appointed committee may establish. If an optionee’s employment terminates for any reason, the option remains exercisable for a fixed period of three months or such longer period as may be fixed by the board of directors or its appointed committee up to the remainder of the option’s term.

Capital Changes

The number of shares available for future grant and previously granted but unexercised options are subject to adjustment for any future stock dividends, splits, mergers, combinations or other changes in capitalization as described in the 2001 Nonstatutory Stock Option Plan.

Merger or Change of Control

In the event of a merger of our company with or into another corporation or the sale of substantially all of our assets, each outstanding option under the 2001 Nonstatutory Stock Option Plan must be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the option, the optionee will fully vest in and have the right to exercise the option as to all of the optioned stock, including shares as to which it would not otherwise be vested or exercisable.

Termination and Amendment

The 2001 Nonstatutory Stock Option Plan provides that the board of directors may at any time amend or terminate the 2001 Nonstatutory Stock Option Plan, but no amendment or termination of the 2001 Nonstatutory Stock Option Plan may impair the rights of any optionee under the 2001 Nonstatutory Stock Option Plan without the written consent of the optionee. Notwithstanding the foregoing, the rules of the Nasdaq Stock Market require stockholder approval of all material amendments to the 2001 Nonstatutory Stock Option Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since January 1, 2006, we have not entered into any transaction, and are not aware of any currently proposed transaction, in which the amount involved exceeds $120,000, and in which any director, executive officer, nominee for election as a director, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Policy Regarding Related Party Transactions

Our audit committee adopted a written policy which governs the review and approval of related party transactions in which (i) the aggregate amount of such transaction involves $120,000 or more, (ii) we are a party, (iii) and any related person is a party. Related persons include directors, executive officers, stockholders holding in excess of five percent of our common stock, or such individuals’ immediate family members. Under the policy, all proposed related party transactions involving one or more of our non-officer employees must be reviewed and approved by our audit committee, and all proposed related party transactions involving one or more of the related persons listed above must be review and approved by our board of directors. If a proposed related party transaction involves a member of the board of directors, such related party transaction must be reviewed and approved by all disinterested members of the board of directors.

We properly and accurately report all material related party transactions in accordance with applicable accounting rules, federal securities laws, SEC rules and regulations and securities market rules. In determining the materiality of related party transactions, the audit committee or board of directors primarily considers the significance of the information regarding such related party transaction to our stockholders. All related party transactions involving one of the related persons listed above are presumed material, unless:

•	the aggregate amount does not exceed $120,000;

•	the rates or charges are determined by competitive bids;

•	it involves the rendering of services as a common or contract carrier, or public utility at rates fixed in conformity with law or governmental authority;

•	it involves services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

•	it involves indebtedness resulting solely from ordinary business and expense payments, purchase of goods and services subject to usual trade terms, and other transactions in the ordinary course of business; or

•	the interest of the related person in the transaction arises solely from such person’s

-	ownership of our common stock, if all stockholders received the same benefit on a pro rata basis;

-	position as a director of another corporation or organization that is a party to the transaction;

-	ownership of another entity which is a party to the transaction, if all related persons, in the aggregate, own less than ten percent of that entity; or

-	position as a limited partner in a partnership that is a party to the transaction, if such related person (i) is not a general partner of the partnership, (ii) together with all other related persons owns less than ten percent of such partnership in the aggregate, and (iii) does not hold any other position in such partnership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, except as noted below, we believe that during fiscal 2006 all of our executive officers, directors and greater than ten percent stockholders complied with all applicable filing requirements.

Richard C. Alberding, Richard D. Gitlin (one of our former directors), Brian J. Jackman, John R. Sheehan, Carl A. Thomsen and Giacomo Marini were each delinquent in the filing of a Form 4 relating to the acquisition of an option to purchase shares of our common stock under our 1998 Director Option Plan.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this report of the audit committee of the board of directors shall not be deemed “filed” with the SEC or “soliciting material” under the Exchange Act, and shall not be incorporated by reference into any such filings.

The audit committee of our board of directors was formed in March 2000 and currently consists of Mr. Thomsen, Mr. Alberding and Mr. Levy, each of whom meets the Nasdaq independence and experience requirements. During fiscal 2006, Mr. Marini served as a member of the audit committee until March 2006, when Mr. Levy was appointed to serve on the audit committee. The audit committee operates under a written charter. Upon the recommendation of the audit committee, the board of directors adopted the original charter for the audit committee in August 1999, and last amended the charter for the audit committee in November 2004. A current version of the audit committee charter is available on our website located at www.pctel.com.

The audit committee reviews the procedures of management for the design, implementation and maintenance of a comprehensive system of disclosure controls and procedures focused on the accuracy of our financial statements and the integrity of our financial reporting systems and disclosure contained in our periodic reports. As part of this review, the audit committee discusses with management and our independent auditors their evaluation of the effectiveness of our internal control over financial reporting, including improvements to our internal control that may be warranted. The audit committee provides our board of directors with the results of the committee’s examinations and recommendations and reports to the board of directors as the committee may deem necessary to make the board of directors aware of significant financial matters that require the board of directors’ attention.

The audit committee does not conduct auditing reviews or procedures. The audit committee relies on management’s representation that our financial statements have been prepared accurately and in conformity with United States generally accepted accounting principles and on the representations of the independent auditors included in their report on our financial statements and on the effectiveness of our internal control over financial reporting. The audit committee has also adopted a written policy that is intended to encourage our employees to bring to the attention of management and the audit committee any complaints regarding the integrity of our internal financial controls or the accuracy or completeness of financial or other information related to our financial statements.

The audit committee reviews reports and provides guidance to our independent registered public accounting firm with respect to their annual audit and approves in advance all audit and non-audit services provided by our independent registered public accounting firm in accordance with applicable regulatory requirements. The audit committee also considers, in advance of the provision of any non-audit services by our independent registered public accounting firm, whether the provision of such services is compatible with maintaining the independence of the external auditors.

In accordance with its responsibilities, the audit committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2006 and the process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The audit committee has also discussed with Grant Thornton LLP the matters required to be discussed by SAS No. 61, Communication with Audit Committees. The audit committee has received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Grant Thornton LLP its independence.

Based on these reviews and discussions, the audit committee recommended to our board of directors that our audited financial statements for the year ended December 31, 2006 be included in our Annual Report on Form 10-K.

Respectfully submitted by:

The Audit Committee

Carl A. Thomsen (Chair)
Richard C. Alberding
Steven D. Levy

OTHER MATTERS

We know of no further matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the board of directors may recommend.

THE BOARD OF DIRECTORS

Dated: April 27, 2007

APPENDIX A

PC-TEL, INC.

1998 EMPLOYEE STOCK PURCHASE PLAN
(as amended and restated March 16, 2007)

1.  Purpose.  The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock through accumulated payroll deductions. The Company’s intention is to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code.

2.  Definitions.

(a)  “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.

(b)  “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c)  “Board” means the Board of Directors of the Company.

(d)  “Change in Control” means the occurrence of any of the following events:

(i)  Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)  The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii)  The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iv)  A change in the composition of the Board occurring within a two (2) year period, as a result of which less than a majority of the Directors are Incumbent Directors. “Incumbent Directors” means Directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors to the Company).

(e)  “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(f)  “Committee” means a committee of the Board appointed in accordance with Section 14 hereof.

(g)  “Common Stock” means the common stock of the Company.

(h)  “Company” means PC-Tel, Inc., a Delaware corporation.

(i)  “Compensation” means an Employee’s base straight time gross earnings and commissions, exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation.

(j)  “Designated Subsidiary” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan.

(k)  “Director” means a member of the Board.

(l)  “Eligible Employee” means any individual who is a common law employee of an Employer and is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year by the Employer. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves. Where the period of leave exceeds ninety (90) days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the ninety-first (91st) day of such leave. The Administrator, in its discretion, from time to time may, prior to an Offering Date for all options to be granted on such Offering Date, determine (on a uniform and nondiscriminatory basis) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is an officer or other manager, or (v) is a highly compensated employee under Section 414(q) of the Code.

(m)  “Employer” means any one or all of the Company and its Designated Subsidiaries.

(n)  “Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(o)  “Exercise Date” means the last Trading Day of each Offering Period. The first Exercise Date under the Plan will be the last Trading Day of the Offering Period ending February 14, 2008. The second Exercise Date under the Plan will be the last Trading Day of the Offering Period ending August 14, 2008. The Administrator, in its discretion, from time to time may, prior to an Offering Date for all options to be granted on such Offering Date, determine (on a uniform and nondiscriminatory basis) when the Exercise Dates will occur during an Offering Period.

(p)  “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(i)  If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)  If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)  In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator.

(q)  “Fiscal Year” means the fiscal year of the Company.

(r)  “New Exercise Date” means a new Exercise Date set by shortening any Offering Period then in progress.

(s)  “Offering Date” means the first Trading Day of each Offering Period.

(t)  “Offering Periods” means the period of time the Administrator may determine prior to an Offering Date, for options to be granted on such Offering Date, during which an option granted under the Plan may be exercised, not to exceed twenty-seven (27) months. Unless the Administrator provides otherwise, Offering Periods will have a duration of approximately six (6) months (i) commencing on the first Trading Day on or after February 15 of each year and terminating on the last Trading Day in the period ending the following August 14, approximately six (6) months later, and (ii) commencing on the first Trading Day on or after August 15 of each year and terminating on the last Trading Day in the period ending the following February 14, approximately six (6) months later. The first Offering Period under the Plan will commence on the first Trading Day on or after August 15, 2007, and will end on the last Trading Day on or before February 14, 2008. The second Offering Period under the Plan will commence on the first Trading Day on or after February 15, 2008, and will end on the last Trading Day on or before August 14, 2008. The duration and timing of Offering Periods may be changed pursuant to Sections 4 and 20.

(u)  “Paren” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(v)  “Plan” means this PC-Tel, Inc. Amended and Restated 1998 Employee Stock Purchase Plan.

(w)  “Purchase Period” means the period during an Offering Period during which shares of Common Stock may be purchased on a participant’s behalf in accordance with the terms of the Plan. Unless and until the Administrator provides otherwise, the Purchase Period will have the same duration and coincide with the length of the Offering Period.

(x)  “Purchase Price” shall be determined by the Administrator (on a uniform and nondiscriminatory basis) prior to an Offering Date for all options to be granted on such Offering Date, subject to compliance with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule) or pursuant to Section 20. Unless and until the Administrator provides otherwise, the Purchase Price will be equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Offering Date or the Exercise Date, whichever is lower.

(y)  “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(z)  “Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading.

3.  Eligibility.

(a)  Offering Periods.  Any individual who is an Eligible Employee on a given Offering Date of any future Offering Period will be eligible to participate in the Plan, subject to the requirements of Section 5.

(b)  Limitations.  Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4.  Offering Periods.  The Plan will be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after February 15 and August 15 each year, or on such other date as the Administrator will determine, and continuing thereafter until terminated in accordance with Section 21 hereof. The first Offering Period under the Plan will commence on the first Trading Day on or after August 15, 2007, and will end on the last Trading Day in the period ending February 14, 2008, approximately six (6) months later. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5.  Participation.  An Eligible Employee may participate in the Plan pursuant to Section 3 by (i) submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Offering Date, a properly completed subscription agreement authorizing payroll deductions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure prescribed by the Administrator.

6.  Payroll Deductions.

(a)  At the time a participant enrolls in the Plan pursuant to Section 5, he or she will elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation which he or she receives on each pay day during the Offering Period; provided, however, that should a pay day occur on an Exercise Date, a participant will have the payroll deductions made on such day applied to his or her account under the subsequent Purchase or Offering Period. A participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(b)  Payroll deductions for a participant will commence on the first pay day following the Offering Date and will end on the last pay day on or prior to the Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

(c)  All payroll deductions made for a participant will be credited to his or her account under the Plan and will be withheld in whole percentages only. A participant may not make any additional payments into such account.

(d)  A participant may discontinue his or her participation in the Plan as provided in Section 10, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by (i) properly completing and submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Exercise Date, a new subscription agreement authorizing the change in payroll deduction rate in the form provided by the Administrator for such purpose, or (ii) following an electronic or other procedure prescribed by the Administrator. If a participant has not followed such procedures to change the rate of payroll deductions, the rate of his or her payroll deductions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless terminated as provided in Section 10). The Administrator may, in its sole discretion, limit the nature and/or number of payroll deduction rate changes that may be made by participants during any Offering Period. Any change in payroll deduction rate made pursuant to this Section 6(d) will be effective as of the first full payroll period following five (5) business days after the Company’s receipt of the new subscription agreement (unless the Administrator, in its sole discretion, elects to process a given change in payroll deduction rate more quickly).

(e)  Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b), or if the Administrator reasonably anticipates a participant has contributed a sufficient amount to purchase a number of shares of Common Stock equal to or in excess of the applicable limit for such Offering Period (as set forth in Section 7 or as established by the Administrator), a participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Subject to Section 423(b)(8) of the Code and Section 3(b) hereof, or for participants who have had their contributions reduced due to the applicable limits on the maximum number of shares that may be purchased in any Offering Period, payroll deductions will recommence at the rate originally elected by the participant effective as of the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10.

(f)  At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s or Employer’s federal, state, or any other tax liability payable to any authority, national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company or the Employer may, but will not be obligated to, withhold from the participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee.

7.  Grant of Option.  On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each Offering Period more than two thousand (2,000) shares of the Common Stock (subject to any adjustment pursuant to Section 19), and provided further that such purchase will be subject to the limitations set forth in Sections 3(b) and 13. The Eligible Employee may accept the grant of such option by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period or Offering Period. Exercise of the option will occur as provided in Section 8, unless the participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.

8.  Exercise of Option.

(a)  Unless a participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option will be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares of Common Stock will be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share will be retained in the participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10. Any other funds left over in a participant’s account after the Exercise Date will be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

(b)  Notwithstanding any contrary Plan provision, if the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Offering Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and either (x) continue all Offering Periods then in effect or (y) terminate any or all Offering Periods then in effect pursuant to Section 21. The Company may make a pro rata allocation of the shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Offering Date.

9.  Delivery.  As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each participant, as appropriate, the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. No participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the participant as provided in this Section 10.

10.  Withdrawal.

(a)  Pursuant to procedures established by the Administrator, a participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s payroll office (or its designee) a written notice of withdrawal in the form prescribed by the Administrator for such purpose, or (ii) following an electronic or other withdrawal procedure prescribed by the Administrator. All of the participant’s payroll deductions credited to his or her account will be paid to such participant as promptly as practicable after receipt of notice of withdrawal and such participant’s option for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period unless the participant re-enrolls in the Plan in accordance with the provisions of Section 5 hereof.

(b)  A participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11.  Termination of Employment.  Upon a participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such participant’s option will be automatically terminated.

12.  Interest.  No interest will accrue on the payroll deductions of a participant in the Plan.

13.  Stock.

(a)  Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of Common Stock which will be made available for sale under the Plan will be seven hundred fifty thousand (750,000) shares.

(b)  Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.

(c)  Shares of Common Stock to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.

14.  Administration.  The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties. Notwithstanding any provision to the contrary in this Plan, the Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of payroll deductions, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates which vary with local requirements.

15.  Designation of Beneficiary.

(a)  A participant may file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.

(b)  Such designation of beneficiary may be changed by the participant at any time by notice in a form determined by the Administrator. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c)  All beneficiary designations will be in such form and manner as the Administrator may prescribe from time to time.

16.  Transferability.  Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw from an Offering Period in accordance with Section 10 hereof.

17.  Use of Funds.  The Company may use all payroll deductions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such payroll deductions. Until shares of Common Stock are issued, participants will only have the rights of an unsecured creditor with respect to such shares.

18.  Reports.  Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

19.  Adjustments, Dissolution, Liquidation, Merger or Change in Control.

(a)  Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock which may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised, and the numerical limits of Sections 7 and 13 hereof.

(b)  Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c)  Merger or Change in Control.  In the event of a merger or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date and will end on the New Exercise Date. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each participant in writing prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20.  Amendment or Termination.

(a)  The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 19). If the Offering Periods are terminated prior to expiration, all amounts then credited to participants’ accounts which have not been used to purchase shares of Common Stock will be returned to the participants (without interest thereon, except as otherwise required under local laws) as soon as administratively practicable.

(b)  Without stockholder consent and without limiting Section 20(a), the Administrator will be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c)  In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)  amending the Plan to conform with the safe harbor definition under Statement of Financial Accounting Standards 123(R), including with respect to an Offering Period underway at the time;

(ii)  altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(iii)  shortening any Offering Period by setting a New Exercise Date or terminating any outstanding Offering Period and returning contributions made through such date to participant, including an Offering Period underway at the time of the Administrator action;

(iv)  allocating shares;

(v)  reducing the maximum percentage of Compensation a participant may elect to set aside as payroll deductions; and

(vi)  reducing the maximum number of Shares a participant may purchase during any Offering Period or Purchase Period.

Such modifications or amendments will not require stockholder approval or the consent of any Plan participants.

21.  Notices.  All notices or other communications by a participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.  Conditions Upon Issuance of Shares.  Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23.  Term of Plan.  The Plan will become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It will continue in effect for a term of ten (10) years, unless sooner terminated under Section 20.

24.  Stockholder Approval.  The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

EXHIBIT A

PC-TEL, INC.

AMENDED AND RESTATED 1998 EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

Original Application	Offering Date:

           Change in Payroll Deduction Rate

           Change of Beneficiary(ies)

1. I,          , hereby elect to participate in the PC-Tel, Inc. Amended and Restated 1998 Employee Stock Purchase Plan (the “Plan”) and subscribe to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Plan.

2. I hereby authorize payroll deductions from each paycheck in the amount of  % of my Compensation on each payday (from 0 to 15%) during the Offering Period in accordance with the Plan. (Please note that no fractional percentages are permitted.)

3. I understand that said payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option and purchase Common Stock under the Plan.

4. I have received a copy of the complete Plan and its accompanying prospectus. I understand that my participation in the Plan is in all respects subject to the terms of the Plan.

5. Shares of Common Stock purchased for me under the Plan should be issued in my name (or the name(s) of my Spouse and me).

6. I understand that if I dispose of any shares received by me pursuant to the Employee Stock Purchase Plan within two (2) years after the Offering Date (the first day of the Offering Period during which I purchased such shares) or one (1) year after the Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price which I paid for the shares. I hereby agree to notify the Company in writing within thirty (30) days after the date of any disposition of my shares and I will make adequate provision for Federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the two (2)-year and one (1)-year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (b) 15% of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

7. I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

8. In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and shares due me under the Employee Stock Purchase Plan:

Beneficiary

Name: (Please print)
	(First)	(Middle)	(Last)
Address:

Relationship:
Percentage Benefit:

Beneficiary

Name: (Please print)
	(First)	(Middle)	(Last)
Address:

Relationship:
Percentage Benefit:

Employee Information

Employee’s Social Security Number:
Employee’s Address:

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated: _ _
Signature of Employee

Dated: _ _
Spouse’s Signature (If beneficiary other than spouse)

EXHIBIT B

PC-TEL, INC.

AMENDED AND RESTATED 1998 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

The undersigned participant in the Offering Period of the PC-Tel, Inc. Amended and Restated 1998 Employee Stock Purchase Plan that began on          ,           (the “Offering Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned will be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement.

Name:	_ _

Address:	_ _

_ _

Signature:	_ _

Date:	_ _

APPENDIX B

PCTEL, INC.

EXECUTIVE COMPENSATION PLAN

1.  Purposes of the Plan.  The Plan is intended to increase stockholder value and the success of the Company by motivating Participants (a) to perform to the best of their abilities, and (b) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing Participants with incentive awards based on the achievement of goals relating to the performance of the Company or other goals as determined by the Committee or the Board. The Plan is intended to permit the payment of bonuses that may qualify as performance-based compensation under Code section 162(m).

2.  Definitions.

(a)  “Award” means, with respect to each Participant, the award determined pursuant to Section 8(a) below for a Performance Period. Each Award is determined by a Payout Formula for a Performance Period, subject to the Committee’s authority under Section 8(a) to eliminate or reduce the Award otherwise payable.

(b)  “Base Salary” means as to any Performance Period, a Participant’s annualized salary rate on the last day of the Performance Period. Such Base Salary shall be before both (i) deductions for taxes or benefits, and (ii) deferrals of compensation pursuant to Company-sponsored plans.

(c)  “Board” means the Board of Directors of the Company.

(d)  “CEO” means the chief executive officer of PCTEL, Inc.

(e)  “Code” means the Internal Revenue Code of 1986, as amended.

(f)  “Committee” means, except with respect to decisions regarding the granting of Awards to the CEO, the Compensation Committee of the Board, or a sub-committee of the Compensation Committee, which shall, with respect to payments hereunder intended to qualify as performance-based compensation under Code Section 162(m), consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m). With respect to decisions regarding the granting of Awards to the CEO, unless other determined by the Board, “Committee” means all members of the Board (acting on the basis of a majority of the members in attendance at a meeting at which a quorum is present) who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m).

(g)  “Company” means PCTEL, Inc. or any of its subsidiaries (as such term is defined in Code Section 424(f)).

(h)  “Determination Date” means the latest possible date that will not jeopardize a Target Award or Award’s qualification as Performance-Based Compensation.

(i)  “Fiscal Year” means a fiscal year of the Company.

(j)  “Maximum Award” means as to any Participant for any Performance Period, $1,500,000.

(k)  “Participant” means the CEO or any other executive or key employee of PCTEL, Inc. designated in accordance with Section 4 and participating in the Plan for a Performance Period.

(l)  “Payout Formula” means as to any Performance Period, the formula, payout matrix or objectives established by the Committee pursuant to Section 7 in order to determine the Awards (if any) to be paid to Participants. The formula, matrix or objectives may differ from Participant to Participant.

(m)  “Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).

(n)  “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement including:

(i)  annual revenue;

(ii)  cash flow;

(iii)  cash position;

(iv)  earnings before amortization

(v)  earnings before interest and taxes;

(vi)  earnings before interest, taxes, depreciation and amortization;

(vii)  earnings before taxes and amortization;

(viii)  earnings per share;

(ix)  economic profit;

(x)  economic value added;

(xi)  equity or stockholder’s equity;

(xii)  market share;

(xiii)  net income;

(xiv)  net profit;

(xv)  net sales;

(xvi)  operating cash flow;

(xvii)  operating earnings;

(xviii)  operating income;

(xix)  profit before tax;

(xx)  ratio of debt to debt plus equity;

(xxi)  return on assets;

(xxii)  return on equity;

(xxiii)  return on net assets

(xxiv)  return on sales, revenue, and sales growth; or

(xxv)  total return to stockholders.

Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Committee will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an Award, which is consistently applied and identified in the financial statements, including footnotes, the management discussion and analysis section of the Company’s annual report, or the minutes of the Board.

(o)  “Performance Period” means any Fiscal Year or such other period longer than a Fiscal Year but not in excess of five Fiscal Years, as determined by the Committee in its sole discretion.

(p)  “Plan” means this Executive Compensation Plan.

(q)  “Plan Year” means the Company’s fiscal year.

(r)  “Section 162(m)” means Section 162(m) of the Code, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.

(s)  “Target Award” means the award payable under the Plan to a Participant for the Performance Period (including any range of identified potential awards), expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 6.

3.  Plan Administration.

(a)  Unless otherwise directed by the Board, the Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan. Subject to the limitations on Committee discretion imposed under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:

(i)  discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Awards and the amount, manner and time of payment of any Awards hereunder;

(ii)  to prescribe forms and procedures for purposes of Plan participation and distribution of Awards; and

(iii)  to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.

(b)  Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4.  Eligibility.  The Committee may, in its discretion, select the Chief Executive Officer and/or any other executive or key employee of the Company to participate in the Plan for any given Plan Year.

5.  Performance Goal Determination.  The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing prior to the Determination Date.

6.  Target Award Determination.  The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing prior to the Determination Date.

7.  Determination of Payout Formula or Formulae.  On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Award (if any) payable to each Participant. Each Payout Formula shall (a) be set forth in writing prior to the Determination Date, (b) provide for payment of different Award amounts dependent on actual performance as compared to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) set forth Award amounts greater than and Award amounts less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant’s Award for any Performance Period exceed the Maximum Award.

8.  Determination of Awards; Award Payment.

(a)  Determination and Certification.  After the end of each Performance Period, the Committee shall certify in writing (which may be by approval of the minutes in which the certification was made) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Award payable to a Participant below that which otherwise would be payable under the Payout Formula, but shall not have the right to increase the Award above that which would otherwise be payable under the Payout Formula.

(b)  Right to Receive Payment.  Each Award under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. A Participant needs to be employed by the Company through the payment date in order to be eligible to receive an Award payout hereunder.

(c)  Form of Distributions.  The Company shall distribute all Awards to a Participant in cash or Awards as defined under the Company’s Amended and Restated 1997 Stock Plan, or any combination of the two.

(d)  Timing of Distributions.  Subject to Section 8(e) below, the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Award for a Performance Period.

(e)  Deferral.  The Committee may defer payment of Awards, or any portion thereof, to a Participant as the Committee, in its discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m). In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of an Award that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

9.  Term of Plan.  Subject to its approval at the 2007 annual meeting of the Company’s stockholders, the Plan shall first apply to the Company’s Plan Year commencing in the Company’s 2007 fiscal year. Once approved by the Company’s stockholders, the Plan shall continue until terminated under Section 10 of the Plan.

10.  Amendment and Termination of the Plan.  The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would (i) impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such amendment or modification is in the best interests of all persons to whom Awards have theretofore been granted; provided further, however, that in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such Award or (ii) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. To the extent necessary or advisable under applicable law, including Section 162(m), Plan amendments shall be subject to stockholder approval. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.

11.  Withholding.  Distributions pursuant to this Plan shall be subject to all applicable federal and state tax and withholding requirements.

12.  Employment.  No statement in this Plan should be construed to grant any Participant an employment contract of fixed duration or any other contractual rights, nor should this Plan be interpreted as creating an implied or an expressed contract of employment or any other contractual rights between the Company and any Participant.

13.  Successors.  All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

14.  Nonassignment.  The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.

15.  Governing Law.  The Plan shall be governed by the laws of the State of Illinois, without regard to conflicts of law provisions thereunder.

PCTEL, INC.
ANNUAL MEETING OF STOCKHOLDERS

Tuesday, June 5, 2007
10:00 a.m. local time

PCTEL, INC.
8725 West Higgins Road
Suite 400
Chicago, Illinois 60631

     This proxy is solicited on behalf of the board of directors for use at the annual meeting of stockholders on June 5, 2007.
     The undersigned stockholder of PCTEL, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 27, 2007, and hereby appoints Martin H. Singer and John W. Schoen, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders of PCTEL, Inc. to be held on June 5, 2007 at 10:00 a.m. local time at our headquarters, located at 8725 West Higgins Road, Suite 400, Chicago, Illinois 60631, and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED: FOR ALL NOMINEES TO THE BOARD OF DIRECTORS; FOR THE AMENDMENT AND RESTATEMENT OF THE 1998 EMPLOYEE STOCK PURCHASE PLAN; FOR THE ADOPTION OF THE EXECUTIVE COMPENSATION PLAN; FOR THE RATIFICATION OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM; AND AS THE PROXY HOLDER MAY DETERMINE IN HIS DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.
PLEASE VOTE BY TELEPHONE OR THE INTERNET OR MARK, SIGN, DATE
AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
See reverse for voting instructions.

COMPANY #
THERE ARE THREE WAYS TO VOTE YOUR PROXY.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
Vote By Phone — Toll Free — 1-800-560-1965 — QUICK***EASY***IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on June 4, 2007.

•	Please have your proxy card and the last four digits or your Social Security Number available. Follow the simple instructions the voice provides you.
Vote By Internet — http://www.eproxy.com/pcti/ — QUICK***EASY***IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on June 4, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
Vote By Mail
•	Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to PCTEL, Inc., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by phone or the Internet, please do not mail your proxy card.
The Board of Directors recommends a vote “FOR” each of the following proposals:

1.	Election of Class II directors to serve until 2010	01	Richard C. Alberding	02	Carl A. Thomsen	☐	Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominees write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approval of the amendment and restatement of the 1998 Employee Stock Purchase Plan							☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	Approval of the adoption of the Executive Compensation Plan							☐ FOR ☐ AGAINST ☐ ABSTAIN

4.	Ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm of PCTEL, Inc. for the fiscal year ending December 31, 2007							☐ FOR ☐ AGAINST ☐ ABSTAIN
     IN THEIR DISCRETION, the proxyholders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION
IS GIVEN, WILL BE VOTED FOR ALL PROPOSALS.
I plan to attend the annual meeting ☐
Address Change?
Mark Box ☐     Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.